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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Crown Media Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROWN MEDIA HOLDINGS, INC.
12700 Ventura Boulevard
Studio City, California 91604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JULY 23, 2009

To the Stockholders of Crown Media Holdings, Inc.:

        We will hold the annual meeting of stockholders (the "Annual Meeting") of Crown Media Holdings, Inc. ("Crown Media Holdings" or the "Company") at the office of Crown Media Holdings, Inc. at 1325 Avenue of the Americas, 22nd Floor, New York, New York 10019 on July 23, 2009, at 11:00 a.m., Eastern Daylight Time.

        The purpose of the meeting is to:

  1.
  Elect 14 members to the Company's board of directors (the "Board"); and

  2.
  Consider any other matters that properly come before the meeting and any adjournments.

        Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

        Only stockholders of record of Class A Common Stock and Class B Common Stock at the close of business on June 2, 2009 are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 12700 Ventura Boulevard, Studio City, California 91604.

        We have elected to furnish our proxy materials over the Internet. We are sending our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this proxy statement and our 2008 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet. We believe that this process allows us to provide you with the information you need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

By Order of the Board of Directors
/s/ BRIAN E. GARDNER BRIAN E. GARDNER Secretary

June 12, 2009

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

CROWN MEDIA HOLDINGS, INC.
12700 Ventura Boulevard
Studio City, California 91604

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 23, 2009

        We anticipate that this Proxy Statement will first be available at our website on or about June 12, 2009, to stockholders of the Company by the Board to solicit proxies (the "Proxies") for use at the Annual Meeting to be held on July 23, 2009 at 11:00 a.m., Eastern Daylight Time (EDT) at the corporate offices of the Company located at 1325 Avenue of the Americas, New York, New York 10019 or at any postponements or adjournments of the Annual Meeting.

SOLICITATION OF PROXIES

        This proxy solicitation is being made on behalf of the Board.

Voting by Telephone or Internet

        Stockholders of record can simplify their voting and reduce the Company's cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder's shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore, stockholders should follow the voting instructions on the form they receive from their bank or broker.

        Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. EDT on July 22, 2009.

Voting by Mail

        You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this and you should make your request by July 9, 2009. You then vote by completing, signing, dating, and returning a proxy card. The proxy card must be received by the close of business on July 22, 2009. The shares represented will be voted in accordance with the directions in the proxy card.

Stockholders Entitled to Vote

        Stockholders as of the close of business on June 2, 2009 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, 74,117,654 shares of the Company's Class A common stock, par value $0.01 (the "Class A Common Stock") and 30,670,422 shares of the Company's Class B common stock, par value $0.01 (the "Class B Common Stock") were issued and outstanding. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes. You may not cumulate votes.

Revocation of Proxies

        Your proxy may be revoked at any time before it is exercised by (i) providing written notice of revocation to the Company Secretary, (ii) timely delivery of a later dated proxy (including an Internet or telephone vote), or (iii) attending the Annual Meeting and voting in person.

Required Vote

        A majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum. Any stockholder that has properly submitted a proxy will be considered part of the quorum. Votes that are withheld, abstentions and broker non-votes will be counted towards a quorum.

        The required vote for the Proposal is a plurality of the votes cast, with the 14 nominees receiving the highest number of votes cast elected to the Board. A vote withheld from a nominee will be excluded from the vote and will have no effect. Broker non-votes or abstentions will not be counted as a vote either for or against any nominee. A broker non-vote occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions.

Solicitation Costs

        The Company hired Mellon Investor Services LLC to assist in the solicitation of proxies at a cost of approximately $5,000 plus out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Class A and Class B Common Stock. In addition to using the mails, the Company's officers, employees or agents may also solicit proxies in person or by telephone, facsimile or by other means of electronic communication, but they will not be specifically compensated for such services.

Annual Report on Form 10-K

        Stockholders may receive a copy of the Company's 2008 Annual Report on Form 10-K by contacting the Executive Vice President, Legal and Business Affairs, General Counsel of the Company at Crown Media Holdings, Inc., 12700 Ventura Boulevard, Studio City, California 91604.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

PROPOSAL

ELECTION OF DIRECTORS

        Our Board currently has 15 member positions. As of the date of this Proxy Statement, there is one vacancy on the Board. At the 2009 Annual Meeting, stockholders will vote for the election of 14 directors. Proxy holders will vote for the 14 nominees listed below. All nominees are currently members of our Board, except Robert C. Bloss who, if elected, will replace David E. Hall. The nominees' terms, if elected, are until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on our Board. If any nominee is unable to serve as a director, the current Board may designate a substitute nominee and the proxies will vote all valid proxy cards for the election of the substitute nominee. In accordance with our bylaws, no other nominees by stockholders for directors (except any nomination by or at the direction of the Board of Directors) will be proper at the Annual Meeting. Proxies solicited by the Board will not be voted for more than 14 nominees for the Board of Directors.

        Nominations to our Board are governed by our bylaws and our Second Amended and Restated Stockholders Agreement, dated August 30, 2001, as amended ("Stockholders Agreement"), by and among the Company, Hallmark Entertainment Investments Co., a subsidiary of Hallmark Cards, Incorporated ("HEIC"), VISN Management Corp. ("VISN")and The DIRECTV Group, Inc. The Stockholders Agreement provides that the Board will consist of not less than 15 directors, with twelve nominated by HEIC, one nominated by VISN and two independent directors (who may not be officers, employees or directors of any of the parties to the Stockholders Agreement or their affiliates) to be nominated by the Board. In addition, pursuant to a separate stockholders agreement which concerns HEIC and to which we are not a party, HEIC granted Liberty Crown, Inc. ("Liberty Crown") and J.P. Morgan Partners (BHCA), L.P. ("JPMorgan") each the right to designate one of our directors as part of HEIC's twelve nominees. In August 2006, JPMorgan surrendered its nomination right granted under the Stockholders Agreement. In January 2008 as part of an agreement with us, VISN also surrendered its nomination right granted under the Stockholders Agreement. The right of any party to nominate a director pursuant to the Stockholders Agreement will terminate on the later of when such party (1) ceases to beneficially own in the aggregate at least 5% of the shares of the Company's common stock then issued and outstanding and (2) ceases to beneficially own at least 75% of the Company's common stock that the party (or predecessor holder) owned immediately following completion of our initial public offering on May 9, 2000. See "Certain Relationships and Related Transactions."

        Of the nominees for the Board, William J. Abbott, Dwight C. Arn, Robert C. Bloss, William Cella, Steve Doyal, Brian E. Gardner, Donald J. Hall, Jr., Irvine O. Hockaday, Jr., A. Drue Jennings, Brad R. Moore and Deanne R. Stedem have been nominated by HEIC; Glenn Curtis has been designated as a nominee by Liberty Crown. In addition, the Board has nominated Peter A. Lund and Herbert Granath as independent directors. Our Board of Directors has also approved of each of these persons being nominated as directors.

        Because HEIC holds Class A Common Stock and all of the Class B Common Stock, representing approximately 95.7% of the voting power of the Company, its vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders.

Board Nominees

        William J. Abbott, age 47, has been President and Chief Executive Officer and a director of Crown Media Holdings, Inc. since June 2009. Prior to that, Mr. Abbot has been Executive Vice President, Advertising Sales, of Crown Media Holdings from January 2000 to June 2009. Prior to that, he was Senior Vice President, Advertising Sales, of Fox Family Worldwide from January 1997 to January 2000.

        Dwight C. Arn, age 58, has been a director of Crown Media Holdings since March 2008. Mr. Arn has been Associate General Counsel of Hallmark Cards, Incorporated since 1989. Additionally, Mr. Arn has been serving as General Counsel of Hallmark International since 1992 and as General Counsel of Crayola LLC since 1995. Mr. Arn began his career at Hallmark Cards, Incorporated in 1976 and has served in various attorney positions.

        Robert C. Bloss, age 53, has been Senior Vice President—Human Resources of Hallmark Cards since March 2008. He was human resources director for the Hallmark Cards retail business from 2005 to 2008. Mr. Bloss has been human resources director for various divisions of Hallmark Cards since 1986, including the product development and marketing division.

        William Cella, age 59, has been a director of Crown Media Holdings since March 2008. Mr. Cella is the Chairman and Chief Executive Officer of The Cella Group, a media sales representation company. Before forming The Cella Group in 2008, Mr. Cella led MAGNA Global, a Media Negotiation, Research and Programming Unit of the Interpublic Group of Companies. From 1997 through 2001, Mr. Cella served as Executive Vice President and Director of Broadcast and Programming for Universal McCann North America. From 1994 through 1997, Mr. Cella served as Director of National Broadcast and Programming for McCann-Erickson and, in 1997, was named Executive Vice President of McCann-Erickson for all of North America.

        Glenn Curtis, age 50, has been a director of Crown Media Holdings since January 2005. He has been Executive Vice President and Chief Financial Officer of Starz LLC since August 2006. Prior to that, he was Vice President of Liberty Media Corporation (a holding company with interests in electronic retailing, media, communications, and entertainment industries) from 2003 to August 2006. Prior to that, he was Executive Vice President and Chief Financial Officer of Starz Entertainment Group (a subsidiary of Liberty Media Corporation providing premium movie networks on television) from 1995 to 2002.

        Steve Doyal, age 60, has been a director of Crown Media Holdings since December 2007. Mr. Doyal has been Senior Vice President of Public Affairs and Communications and a corporate officer at Hallmark Cards since 1995. In this position, he oversees the operations of the Hallmark Cards' communications programs, including internal communications and publications, audio-visual communications, media relations, government affairs, and the Hallmark Visitors Center. Prior to that, he served as Media Relations Director from 1993 to 1994 and as Corporate Media Relations Manager from 1988 to 1993.

        Brian E. Gardner, age 56, has been a director and Secretary of Crown Media Holdings since January 2004. He has been Executive Vice President and General Counsel of Hallmark Cards since January 2004. From 1996 to 2003, Mr. Gardner was a Managing Partner of Stinson Morrison Hecker, LLP (formerly known as Morrison & Hecker, LLP).

        Herbert A. Granath, age 80, has been a director of Crown Media Holdings since December 2004. He has been a consultant for Telenet since 2000 and a consultant for Accenture since 2006. He has also been a director of Central European Media since 2001. Mr. Granath was the Chairman of Disney/ABC International Television from 1995 to 2000.

        Donald J. Hall, Jr., age 53, has been a director of Crown Media Holdings since May 2000. Mr. Hall has been the President and Chief Executive Officer of Hallmark Cards since January 2002 and a member of the board of directors of Hallmark Cards since 1996. Mr. Hall has served in a variety of positions for Hallmark Cards since 1971. Mr. Hall was the Executive Vice President, Strategy and Development from September 1999 until December 2001. Prior to that, Mr. Hall was the Vice President, Product Development, of Hallmark Cards from September 1996 until August 1999. Mr. Hall is a member of the board of directors of Hallmark Entertainment Holdings.

        Irvine O. Hockaday, Jr., age 72, has been a director of Crown Media Holdings since May 2000. He is a member of the board of directors of Ford Motor Company, Sprint Corporation and Estee Lauder Companies Inc. and the chairman of the audit committees of Estee Lauder Companies Inc. and Ford Motor Co. Mr. Hockaday is a trustee of the Hall Family Foundations and the Aspen Institute. He was the President and Chief Executive Officer of Hallmark Cards from January 1986 to December 2001.

        A. Drue Jennings, age 62, has been a director of Crown Media Holdings since June 2006. He has been Of Counsel at the law firm of Polsinelli Shughart (formerly known as Shughart, Thomson & Kilroy, P.C.) since October 2004. Mr. Jennings was the interim Athletic Director at the University of Kansas from April 2003 until July 2003. Prior to that, Mr. Jennings was the Chief Executive Officer of Kansas City Power & Light Company from 1988 to 2000 and Chairman of the Board of Kansas City Power & Light Company from 1990 to 2001.

        Peter A. Lund, age 68, has been a director of Crown Media Holdings since May 2000. He is the former President and Chief Executive Officer of CBS Inc. He also serves as a director of The DIRECTV Group, Inc. and Emmis Communications Corporation.

        Brad R. Moore, age 62, has been a director of Crown Media Holdings since March 2008. Mr. Moore has been President of Hallmark Hall of Fame Productions since 1993 and was the president of Hallmark Publishing from 2007 to 2009, both of which are wholly-owned subsidiaries of Hallmark Cards. Prior to that, Mr. Moore led the development, production and distribution of the Hallmark Hall of Fame series since 1983. Mr. Moore directed Hallmark Cards' U.S. advertising efforts from 1982 to 1998.

        Deanne R. Stedem, age 47, has been a director of Crown Media Holdings since March 2003. She has been Associate General Counsel for Hallmark Cards since 1998, managing legal matters for the various entertainment divisions of Hallmark Cards, Incorporated. She served as Senior Attorney for Hallmark Cards from 1989 until 1998.

        There are no family relationships among the executive officers or director nominees of the Company. Mr. David E. Hall, a director until election of his successor at the 2009 Annual Meeting, and Mr. Donald J. Hall, Jr. are brothers. Mr. Hockaday is Mr. David E. Hall's father-in-law.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES

Executive Officers as of June 1, 2009

        The following lists our executive officers as of June 1, 2009 and information regarding their principal occupations during at least the last five years.

        William J. Abbott, please see information above under "Board Nominees".

        Janice Arouh, age 47, has been Executive Vice President, Network Distribution and Services, for Crown Media Holdings, Inc. since June 2008. Prior to that, Ms. Arouh was Senior Vice President, Network Distribution Services for Crown Media Holdings, Inc. from August 2006 to June 2008. Prior to joining Crown Media Holdings, Inc. Ms. Arouh was Senior Vice President, Affiliate Marketing for Fox Cable Networks from 2001 to 2003.

        Laura Masse, age 45, has been Executive Vice President, Marketing, for Crown Media Holdings, Inc. since February 2007. Prior to that, Ms. Masse was Senior Vice President, Marketing for Crown Media Holdings, Inc. from December 2001 to February 2007. Prior to joining Crown Media Holdings, Inc., Ms. Masse was Vice President of Marketing for American Movie Classics (AMC) from 1998 to 2001.

        Charles L. Stanford, 63, has been Executive Vice President, Legal and Business Affairs and General Counsel of Crown Media Holdings since May 2001. Prior to that, he was Senior Vice President, Business Affairs and General Counsel of Crown Media Holdings from October 2000 to May 2001. He also served as Senior Vice President, Legal and Business Affairs of Crown Media International from November 1999 through October 2000.

        Brian C. Stewart, 44, has been Executive Vice President and Chief Financial Officer of Crown Media Holdings since November 2006. Prior to that, Mr. Stewart served as Senior Vice President and Chief Financial Officer of Crown Media United States, LLC since November 2002. Prior to assuming the position of Chief Financial Officer of Crown Media United States, LLC, Mr. Stewart served as Vice President, Finance, for Crown Media Holdings.

        Henry Schleiff resigned from his position as the Company's President and Chief Executive Officer and director effective May 31, 2009.

        David Kenin resigned from his position as the Company's Executive Vice President, Programming, effective May 31, 2009.

MEETINGS AND COMMITTEES OF THE BOARD

Structure

        Our Board consists of 15 directors, including one vacancy as of the date of this Proxy Statement. Directors are elected annually. Our Board has an Audit Committee, a Compensation Committee and a Nominating Committee. The membership, duties and responsibilities of each of these committees are described below. Charter documents of the Audit and Compensation Committees are available at www.hallmarkchannel.com.

Committees

  Audit Committee

        The Audit Committee held five meetings in 2008. The members of the Audit Committee are Messrs. Jennings, Chairman, Granath and Lund, each of whom are believed by the Board to be independent directors as defined in Rule 5605 of the listing standards for the Nasdaq Global Market ("Nasdaq Listing Standards"). The Board has determined that each of the members of the Audit Committee is financially literate in accordance with the Nasdaq Listing Standards. The Board has also determined that Mr. Jennings qualifies as an audit committee financial expert, as defined under Securities and Exchange Commission (the "Commission") rules.

        Under the Audit Committee Charter, the primary authority and responsibilities of the Audit Committee are to:

  •
  oversee the Company's financial reporting processes;

  •
  provide oversight relating to the Company's internal control over financial reporting and internal audit process and activities;

  •
  review and approve related party transactions;

  •
  prepare the report required by the Commission to be included in the Company's annual proxy statement;

  •
  be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors and ensure compliance with independence requirements for auditors;

  •
  pre-approve of all audit and non-audit services; and

  •
  establish and oversee the Company's whistleblower policy regarding submission of reports of questionable accounting practices, internal accounting controls or auditing matters and the investigation, disposition and retention of such reports.

  Compensation Committee

        The Compensation Committee held nine meetings in 2008. In 2008 and in 2009 until the Annual Meeting, the members of the Compensation Committee were and are Messrs. David E. Hall, Chairman, Jennings, Granath and Ms. Stedem. The Board has approved Mr. Bloss to serve as the Chairman of the Compensation Committee if he is elected as a director. None of the members of the Compensation Committee are employees of the Company. See "Compensation Committee Interlocks and Insider Participation". The Compensation Committee has the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

  •
  Review and approve employment agreements or extensions proposed for the CEO and direct reports of the CEO;

  •
  Provide regular oversight of material terms of any employment agreements of these persons;

  •
  Review and approve base salary increase recommendations for CEO and direct reports of the CEO;

  •
  Review and approve annual bonus metrics, targets and awards for these persons;

  •
  Review and approve long-term incentive plan metrics, targets and awards for these persons;

  •
  Review and recommend to the Board any material employee compensation plan;

  •
  Review and approve any proposed grants or awards under a material employee compensation plan, and exercise such other power and authority as may be permitted or required under such plans;

  •
  Produce an annual report on executive compensation for inclusion in the Company's proxy statement;

  •
  Review and approve any compensation to members of the Board;

  •
  Review annually the status of the management talent pool and development plans for key individuals;

  •
  Provide regular oversight of all severance agreements; and

  •
  Perform such other duties as may be delegated to it by the Board from time to time.

        The Compensation Committee may delegate its authority to subcommittees.

  Nominating Committee

        The Nominating Committee did not meet in 2008. The Nominating Committee does not have a charter. The members of the Nominating Committee are Messrs. Lund, Chairman, Gardner and Cella; and Messrs. Lund and Cella are independent directors as defined in the Nasdaq Listing Standards. The Nominating Committee's functions are to consider candidates to serve as members of the Board of Directors and to nominate qualified persons for election at the annual meeting of stockholders.

        Subject to the Second Amended and Restated Stockholders Agreement, dated August 20, 2001, the Nominating Committee identifies director candidates primarily by considering recommendations made by directors and management. The Nominating Committee may also retain third parties to identify and evaluate director candidates. When evaluating director candidates, the Nominating Committee considers a number of factors, such as the candidate's background, skills, judgment, diversity and experience with companies of comparable business and size. The Nominating Committee also considers the candidate's experience in relation to the experience of other Board members, the candidate's independence or lack of independence (as determined in accordance with the Nasdaq Listing Standards), and the candidate's qualifications for committee membership. The Nominating Committee does not assign any particular weight or priority to any of these factors and considers each director candidate in the context of the current needs of the Board as a whole.

        The Nominating Committee will consider nominees recommended by stockholders who follow the procedures set forth in the Company's bylaws. For more information, see "Submission of Stockholder Proposals" below. Director candidates recommended by stockholders are evaluated in the same manner as candidates recommended by a Board member, management or a third party. Therefore, the Board has not deemed it necessary to adopt a policy regarding consideration of candidates recommended by stockholders.

Board Meetings

        In 2008, the Board held five meetings, and took action once by unanimous written consent. All members of the Board attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such director served during 2008.

Compensation Committee Interlocks And Insider Participation

        During 2008, none of our executive officers served on the board or compensation committee of another company which had one of its executive officers serve as one of our directors or a member of our Compensation Committee.

CORPORATE GOVERNANCE

Director Independence

  Board of Directors

        Based on the Nasdaq Listing Standards, the Board has determined that the following directors are independent and have no relationship with the Company, except as directors of the Company: William Cella, Herbert A. Granath, A. Drue Jennings and Peter A. Lund.

        Also based on the Nasdaq Listing Standards, the Board has determined that the following directors are not independent because they are employees of Hallmark Cards, the Company's parent company: Dwight C. Arn, Steve Doyal, Brian E. Gardner, David E. Hall, Donald J. Hall, Jr., Brad R. Moore and Deanne R. Stedem. Mr. Bloss, a director nominee, is not independent, based on the Nasdaq Listing Standards, for the same reason. Furthermore, the Board has determined that (1) William Abbott is not independent because he is the President and Chief Executive Officer of the Company, (2) Glenn Curtis is not independent because he is an executive officer of Starz LLC, a subsidiary of Liberty Media Corporation which beneficially owns more than 5% of the Company's Class A Common Stock and (3) Irvine O. Hockaday, Jr. is not independent because he has a family member who is employed by Hallmark Cards as an executive officer and also possibly because of his positions in the past with Hallmark Cards.

  Audit Committee

        Based on the Nasdaq Listing Standards, the Board has determined that all members of the Audit Committee are independent.

  Compensation Committee

        Based on the Nasdaq Listing Standards, the Board has determined that the following members of the Compensation Committee are not independent for the reasons stated above: David E. Hall and Deanne R. Stedem. If Mr. Bloss is elected and serves as the Chairman of the Compensation Committee, he will also not be considered independent for the same reasons.

  Nominating Committee

        Based on the Nasdaq Listing Standards, the Board has determined that the following member of the Nominating Committee is not independent for the reason stated above: Brian E. Gardner.

  Controlled-Company Exemption

        HEIC holds Class A Common Stock and all of the Class B Common Stock, representing approximately 95.7% of the voting power of the Company. Therefore, notwithstanding the disclosures made herein under "Corporate Governance—Director Independence", the Board has determined that the Company is a "controlled company", as that term is defined under Rule 5615(c) of the Nasdaq Listing Standards. Consequently, the Company is exempt from independent director requirements of Rule 5605(b) of the Nasdaq Listing Standards, except for the requirements pertaining to the composition of the audit committee and the executive sessions of independent directors, with which the Company has been complying. In 2008, all independent directors have met without management present after each regularly scheduled Audit Committee meeting, which meeting is held quarterly.

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that reflects long-standing positions of the Company and contains additional provisions. The Code applies to all employees, including the Company's principal executive officer, principal financial officer and controller, and to directors. A shareholder can request a free copy of the Code of Business Conduct and Ethics by writing to the Executive Vice President, Legal and Business Affairs and General Counsel of the Company at Crown Media Holdings, Inc., 12700 Ventura Boulevard, Studio City, California 91604.

Communicating with the Board of Directors

        Any shareholder who wishes to contact a member of the Board of Directors of the Company may do so by sending an email to "directors@hallmarkchannel.com". Alternatively, a shareholder may contact directors by writing to the following address: Board of Directors, c/o Corporate Secretary, Crown Media Holdings, Inc., 12700 Ventura Boulevard, Studio City, California 91604. Communications received electronically or in writing will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

        As an alternative, any shareholder can contact a member of our Board of Directors through "Crown Media Ethics Compliance Hotline". This hotline is administered by "The Network", a company independent of the Company, and provides a means of anonymously reporting auditing, financial, ethical or other issues which the shareholder may feel need to be brought to the Board's attention. Any reports received through The Network will be distributed to the Company's Audit Committee. The hotline number is 1-800-536-6751.

        While the Company has no policy on directors attending the annual meeting, members of the Board are encouraged to attend the annual meetings of the Company's stockholders. All of our directors attended the 2008 Annual Meeting of Stockholders of the Company.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of the Compensation Program

        The Company's compensation packages to its executive officers, as determined by the Compensation Committee, are designed to enable the Company to recruit, retain and motivate a talented and diverse group of people who contribute to our success. The packages are also intended to synchronize executive compensation with the Company's performance, motivate executive officers to achieve our business objectives and provide strong performance incentives. The Company's Chief Executive Officer provides input on determining and recommending compensation packages to executive officers other than for himself. The Compensation Committee also consulted, as provided in Mr. Schleiff's employment agreement, with him as the Chief Executive Officer in regard to his bonus. The goal of the Compensation Committee is that the packages are fair, reasonable and competitive with other companies in the cable and television industry similar in size to the Company.

        In addressing compensation, the Compensation Committee attempts to balance the short term and long term components, to properly reward and encourage retention and align executive pay with that of executives at comparable companies in the industry. The Compensation Committee also focuses on aligning individual incentives with the Company's strategic and financial goals. Key incentive-based components in executive compensation packages are the annual individual performance-based incentive bonus, which is awarded in recognition of individual and Company performance each year, and awards granted under our Amended and Restated 2000 Long Term Incentive Plan ("LTIP").

Elements of Executive Compensation Packages

        Compensation packages awarded to the Company's executive officers are comprised of base salary, annual cash bonus awards, awards granted under our LTIP and perquisites and other benefits.

  Salary Determinations

        Salary ranges for the Chief Executive Officer and other executives are based on an individual's experience and prior performance, as well as the Company's operating performance and the attainment of planned financial and strategic goals. In addition, the Compensation Committee reviews compensation levels of similarly situated executives at companies in the cable and television industry similar in size to the Company when determining the target range of salary payable to the executive officers. In determining their salaries and salaries for other officers, the Compensation Committee subjectively evaluates the experience, performance and attainment of initiatives, and no particular weight is given to any particular factor. Annual salaries for the Named Executive Officers are subject to the provisions of their respective employment agreements described below under the heading "Compensation of Executive Officers and Directors—Summary of Executive Employment Agreements".

  Bonus Determination

        The Company pays annual incentive bonuses in March of each year. Employment agreements contain maximum and, in some cases, minimum percentages of base salary that are to be paid as annual bonuses. In addition, the Compensation Committee may, in its sole discretion, approve signing and discretionary bonuses for executive officers. Annual bonus payments for fiscal year 2008 paid to the Named Executive Officers were determined and calculated in accordance with the below formula. The Compensation Committee has the authority to modify the below formula for subsequent years.

          BONUS OPPORTUNITY:     Target Incentive was from 20% to 25% of an executive's base pay. Total bonus opportunity was 0% to 135% of the Target Incentive.

          PLAN MEASURES:     The bonus plan measured performance of January 1 through December 31 of the plan year and used the following allocation of the Target Incentive for each target:

• EBITDA (calculated using the same formula as is used to calculate EBITDA in the Company's Operating Plan)	—	25%
• Advertising Revenue (recognized on an as-earned basis)	—	30%
• Demographic Achievement (total daily average household delivery for adults ages 25-54, as determined by Nielsen)	—	10%
• Operating Cash Flow (cash flow before cash interest expense)	—	25%
• Top Ten Full Day (household ranking in top ten each quarter of 2008)	—	10%

          PLAN TARGETS:     Targets are set each year based upon the Company's Operating Plan. The targets for 2008 were as follows:

• EBITDA	—	$63.7 million
• Advertising Revenue	—	$243.0 million
• Demographic Achievement	—	148,000 Households
• Top Ten Primetime (household ranking quarterly)

          CALCULATIONS:

    •
    The calculation for payment of the EBITDA Target were as follows:

Percentage of EBITDA Target Achieved	Percentage of Allocated Target Incentive Payable
Below 85%	0%
85% or more, but less than 90%	80%
90% or more, but less than 95%	90%
95% or more, but less than 98%	95%
98% or more, but less than 102%	100%
102% or more, but less than 105%	110%
105% or more, but less than 110%	120%
110% or more	135%
    •
    The calculation for payment of the Advertising Revenue Target were as follows:

Percentage of Advertising Revenue Target Achieved	Percentage of Allocated Target Incentive Payable
Below 95%	0%
95% or more, but less than 98%	95%
98% or more, but less than 102%	100%
102% or more, but less than 105%	110%
105% or more, but less than 110%	120%
110% or more	135%

    •
    The calculation for payment of the Demographic Achievement for 2008 were as follows:

Total Daily Average Households (Women 25-54) Achieved	Percentage of Allocated Target Incentive Payable
Below 122,500	0%
122,500 - 124,999	85%
125,000 - 127,499	90%
127,500 - 129,999	95%
130,000 - 132,499	100%
132,500 - 134,999	105%
135,000 or more	110%

          BONUS AMOUNT:     Actual bonus amount is dependent on the degree to which the Company achieves the objective for each plan measure against performance ranges established for each metric. The Compensation Committee has the discretion to adjust the total award and the result for each metric up or down by up to 20%. The actual bonus that was paid was 12.6% for those with a target of 20% and 15.75% for those with a target of 25%.

  Awards Granted Under Long Term Incentive Plan

          GENERAL

          Under our LTIP, the Board and the Compensation Committee have the discretion to grant incentive stock-based awards to our employees and directors, including, without limitation, Restricted Stock Units ("RSUs") and Share Appreciation Rights ("SARs"). These awards, which are intended as incentives for future performance, combined with the executive's salary and performance bonus, substantially form a total compensation package. In determining the awards to executives, the Compensation Committee analyzes stock-based awards made to similarly situated executives at companies in the cable and television industry similar in size to the Company and assesses each executive's performance. The Company did not grant stock awards in 2007 and 2008. In May 2009, the Company granted awards payable in cash as discussed in "2009 Long Term Incentive Compensation Agreement" below.

          RESTRICTED STOCK UNITS

          The Company exchanged 94.8% of granted stock options for 2,050,693 RSUs in 2003. Since this exchange, the Company has not awarded any stock options to its employees or directors, but has granted Performance RSUs and Employment RSUs. Each RSU represents the right to receive one share of the Company's Class A Common Stock or, in the discretion of the Compensation Committee, the cash equivalent to the fair market value of one share of the Company's Class A Common Stock (calculated by taking the average of the stock price for the immediately preceding 14 business days). If any dividend is paid with respect to a share of Class A Common Stock while the RSUs are held, the Company will pay to each holder at its discretion an amount in cash, Class A Common Stock or other property, in each case having a value equal to the dividend. Such amounts of dividend shall vest and be paid at the same time as the underlying RSUs are settled. All RSUs are subject to forfeiture until certain conditions, including continued employment, have been met.

          The Compensation Committee determines whether or not RSU grants will be made, grant eligibility, vesting, the size of the grant pool and the grant ranges for each executive level. Within the parameters established by the Compensation Committee, the Chief Executive Officer then determines the size of the grant pool for each department within the Company. Each Executive Vice President then makes specific individual grants for each employee within the department which he or she oversees. Below is a table summarizing certain key terms of the RSUs granted to the Company's executive officers that were outstanding in 2008.

	Employment RSUs		Performance RSUs
Year of Grant	Percentage	Vesting Dates(1)	Percentage	Vesting Dates	Vesting Criteria
2005	50%	Vested in equal one-third installments on the first, second and third anniversaries of the grant date (August 17, 2006, August 17, 2007 and August 17, 2008).	50%	Vest entirely on the third anniversary of the grant date (August 17, 2008).	The fair market value of one share of the Company's Class A Common Stock equals or exceeds $14.00 (calculated by taking the average of the stock price for the immediately preceding 14 business days of the vesting date). This criteria was not met and, therefore, Performance RSUs were cancelled on August 17, 2008.
2006(2)	35%	Vest entirely on the third anniversary of the grant date (August 18, 2009).	65%	See "Vesting Criteria"(3)	First Tranche and Vesting: 65% of the Performance RSUs were eligible to vest as follows
					•	150% of Performance RSUs if at least 3 of the major distribution agreements were renewed within 15 months of the grant date and the fourth major distribution agreement was renewed prior to its expiration date or within 120 days thereafter.
					•	100% of Performance RSUs if at least three of the major distribution agreements were renewed within 15 months of the grant date and the fourth major distribution agreement was renewed but not prior to its expiration date or within 120 days thereafter.
					•	100% of Performance RSUs if all major distribution agreements were renewed on or prior to each agreement's expiration date.
					•	65% of Performance RSUs if all major distribution agreements were renewed within 120 days after expiration.
					•	0% of Performance RSUs if all major distribution agreements were not renewed as described above.
					The Compensation Committee determined that 100% of the first tranche of Performance RSUs were eligible to vest since all major distribution agreements were renewed on or prior to each agreement's expiration date. Such Performance RSUs were vested and settled in cash in April 2008.
					Second Tranche and Vesting: The remaining Performance RSUs, 35%, were eligible to vest on December 31, 2008 in accordance with the following formula:
					Percentage of value of the RSUs paid based on subscriber revenue achieved (the "Modifier")
					Less than $47.86 million	65%
					$47.86 mil. to $55.17 mil	85%
					$55.17 mil. to $61.93 mil	100%
					$61.93 mil. or more	135%

	Employment RSUs		Performance RSUs
Year of Grant	Percentage	Vesting Dates(1)	Percentage	Vesting Dates	Vesting Criteria
The Compensation Committee determined that 100% of the second tranche of the Performance RSUs were eligible to vest since the Company achieved the number of subscriber revenue. Such Performance RSUs were vested in December 2008 and settled in cash in February 2009.
The amount paid in the Second Vesting is net of any amounts paid in the First Vesting.

(1)
Employment RSUs will vest if the employee is employed with the Company on the vesting date.

(2)
With respect to Mr. Schleiff only, (a) 50% of RSUs granted in 2006 were Employment RSUs and the remaining 50% were Performance RSUs and (b) Employment RSUs would have vested entirely on the fourth anniversary of the date of grant (October 2, 2010). Mr. Schleiff's Performance RSUs had the same terms as set forth in the table above.

(3)
The Compensation Committee had the discretion to increase or decrease the Modifier by 20% and had the authority to extend the deadlines for satisfaction of the vesting conditions in the event that a renewal of the major distribution agreements was delayed for factors beyond the control of the Company.

          2009 LONG TERM INCENTIVE COMPENSATION AGREEMENT

          The Company granted awards payable in cash to vice presidents and above under its Long Term Incentive Plan. The target amount of the granted awards is a percentage of each employee's annual base salary and range from $26,000 to $469,000 for executive officers of the Company. The Long Term Incentive Compensation Agreements, effective as of January 1, 2009 for these awards, were signed on May 4, 2009. Each award is comprised of fifty-percent Performance Award and fifty-percent Employment Award. The Performance Award will vest only if the Company reaches predetermined performance goals based on cash flow and adjusted EBITDA. The first tranche of the Performance Award (50% of the total Performance Award) is eligible to vest on December 31, 2010 and the second tranche (the remaining 50%) is eligible to vest on December 31, 2011. The Employment Award will vest in its entirety in August 2011 if the employee is employed with the Company on the vesting date. A pro rata portion of any outstanding unvested Employment Award will vest immediately in the case of involuntary termination of employment without cause on or after January 1, 2010, death or disability. The Compensation Committee also has the ability to increase or decrease the payout based on an assessment of demographics achieved, relative market conditions and management of expenses.

          SHARE APPRECIATION RIGHTS

          The only employee with whom the Company had agreed to grant SARs was Henry Schleiff under the Share Appreciation Rights Agreement dated October 3, 2006. The value of each SAR corresponded to the value of one share of Class A common stock and would have been settled at the Company's discretion in Class A common stock or cash. SARs would have been granted during the term of employment the day after the fair market value of the Company's stock reached the "threshold price" and stayed at the threshold price or higher for 60 consecutive calendar days. SARs would have then been granted each time that the fair market value of the Company's stock increased another incremental five dollars over the previous price at which an SAR grant was triggered and stayed at such price or higher for 60 consecutive calendar days. Upon the occurrence of each event which would have triggered an SAR grant, Mr. Schleiff would have been granted that number of SARs with a value equal to 0.8% of the Enterprise Growth as of the grant date divided by the triggering Company stock price. "Enterprise Growth" equaled the increase in market capitalization (compared to the market capitalization based on the Start Price (defined below) or the last price triggering a grant of an SAR), adjusted upward or downward by the amount of debt incurred or paid down since the last trigger date. "Start Price" was $4.43, the average of the fair market value for the 5 business days prior to the date of public announcement of Mr. Schleiff's employment with the Company. "Threshold price" was $9.43, the Start Price plus $5. The vesting schedules and settlement provisions are described below in "Potential Payments Upon Termination or Change in Control."

  Perquisites and Other Benefits

        All Company executives are also entitled, subject to meeting certain eligibility requirements, to participate in the Company's benefit programs, including the Company's 401(k) plan and its medical, dental and other benefits plans. Certain executive officers are entitled to additional benefits, such as car allowance, reimbursement for financial consulting fees, and particular travel conditions as agreed to under their respective employment agreements.

  Compensation Consultants

        From time to time, the Compensation Committee engages and consults with Towers Perrin, a human resources consulting firm, when developing, analyzing and reviewing compensation packages to be awarded to its executive officers. Towers Perrin has provided to the Compensation Committee relevant executive compensation data related to companies in the cable and television industry similar in size to the Company, such as base salaries, termination payments and the level or formula for performance-based cash bonuses and other incentive awards. Additionally, Towers Perrin has assisted the Compensation Committee in structuring various incentive compensation plans. The Compensation Committee and the Board also seek advice and recommendations from the human resource and compensation departments of its parent company, Hallmark Cards, on executive and director compensation matters. Such services are rendered by Hallmark Cards pursuant to a services agreement which it has with the Company.

        In the past, the board has also engaged Pearl Meyer & Partners, an executive compensation consulting firm, to assist with the Company's LTIP and to recommend awards to be made to the Company's employees under such plan.

Deferred Compensation Plan

        The Company offers a Deferred Compensation Plan to its executive officers and directors. The Deferred Compensation Plan offers an opportunity for the executive officers to defer payment, on a pre-tax basis, of portions of his or her salary, bonus compensation and such deferred payment will be deposited in an interest-bearing account until distribution. With respect to the interest rate earned, as of January 1, 2009, the Company applies Moody's Average Corporate Bond Yield as in effect on the first day of each month and no longer prime plus 1%. RSU compensation may be deposited in an interest-bearing account or in a stock tracking fund at the option of the participant of the Plan. Under the terms of the Deferred Compensation Plan, an executive officer may elect to defer the following compensation:

Type of Compensation	Maximum Deferral
Base Salary	50%
Incentive Compensation	100%
RSU Compensation (whether settled in cash or stock)	100%

The amount of total compensation deferred must be at least $5,000.

        An executive officer may elect to receive payment of all or part of that Plan year's deferral amount in a future year that is at least two years beyond the end of that Plan year. If such scheduled in-service distribution is more than $25,000, the distribution may be made in annual installments over 5 years. If such distribution is $25,000 or less, it must be taken as a lump sum. All scheduled in-service withdrawals will be paid in January. In some circumstances, hardship withdrawals of account balances are allowed without penalty. Hardship withdrawals are limited to unforeseeable emergencies, such as illness or casualty losses.

        The Company suspended the Plan for 2006 and no deferrals of employee compensation earned were allowed in 2006. The Company continued to pay interest on amounts deferred in previous years and paid out these amounts in accordance with the terms of the plan. The Plan has been reactivated since 2007.

Chief Executive Officer Compensation

        The provisions of the employment agreements and related agreements for the Chief Executive Officers determined the salary, long term incentives and stock-based awards granted and were approved by the Board. In approving the compensation levels contained in these employment agreements, the Board reviewed and considered the needs of the Company, the individual's experience, and the compensation levels of similarly situated chief executive officers. The Board has, and will, set compensation during the term of the Chief Executive Officer's employment agreement in levels that reflect the potential achievements and quality of the Company under their leadership.

Tax Deductibility of Executive Compensation

        Under Section 162(m) of the Internal Revenue Code and IRS Notice 2007-49, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid per year to its chief executive officer and its three most highly compensated officers (other than its CEO and CFO) who are employed by the Company at year-end. The Committee believes that it is generally in the Company's best interest to satisfy the requirements for deductibility under Internal Revenue Code Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Internal Revenue Code Section 162(m).

        The Internal Revenue Code exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. One of the conditions is stockholder approval of the performance-based compensation provisions. At the 2007 Annual Meeting of Stockholders of the Company, the stockholders approved (1) the performance-based cash bonuses payable in 2007 and later years to Henry Schleiff and the other executive officers under their then employment agreements and (2) provisions in their then existing RSU agreements that could be settled in cash or stock in 2007 and later years.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on the Compensation Committee's review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.

        This report is submitted by the members of the Compensation Committee and the members of the Board for the fiscal year 2008.

THE COMPENSATION COMMITTEE:

David E. Hall, Chairman
Herbert Granath
A. Drue Jennings
Deanne R. Stedem

The preceding information under the caption "Compensation Committee Report" shall be deemed to be "furnished" but not "filed" with the Securities and Exchange Commission.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

        The following table summarizes the cash and non-cash compensation earned in 2006, 2007 and 2008 awarded to or earned by individuals who served as our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers serving during and/or at the end of 2008 (each, a "Named Executive Officer, collectively, the "Named Executive Officers").

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($) (i)		Total ($) (j)
William Abbott(7),	2008	578,048	91,043	58,902	—	—	11,097	10,000	(5)	747,090
Executive Vice President,	2007	546,154	152,923	372,367	—	—	26,180	10,000	(5)	1,107,624
Advertising Sales;	2006	520,139	148,079	(18,293)	—	—	19,969	10,000	(5)	679,894
commencing June 1, 2009, President and Chief Executive Officer
David Kenin(8),	2008	823,251	103,730	57,029			13,686	11,400	(5)	1,009,097
Former Executive Vice	2007	788,111	177,325	406,436	—	—	18,425	11,400	(5)	1,401,696
President, Programming	2006	749,580	176,250	15,154	—	—	16,609	11,400	(5)	968,993
Henry S. Schleiff(8),	2008	1,064,173	670,429	78,728	(1,180,438)	—	—	20,004	(5)	652,896
Former President and	2007	1,011,212	1,668,499	486,800	1,368,145	—	—	20,004	(5)	4,554,660
Chief Executive Officer	2006	202,692	437,500	98,114	59,115	—	—	8,847	(6)	806,268
Charles L. Stanford,	2008	491,684	61,952	59,706	—	—	—	—		613,342
Executive Vice President	2007	457,800	103,005	356,627	—	—	—	—		917,432
and General Counsel	2006	439,186	102,460	(31,254)	—	—	—	—		510,392
Brian C. Stewart,	2008	397,885	50,134	74,580	—	—	23,884	—		546,483
Executive Vice President	2007	350,000	78,750	266,049	—	—	30,957	—		725,757
and Chief Financial Officer	2006	311,695	66,736	(708)	—	—	27,906	—		405,629

(1)
Represents performance bonus under the terms of employment agreements with the Company. See "Compensation Discussion and Analysis—Elements of Executive Compensation Package—Bonus Determination."

(2)
The amounts in this column are calculated based on FAS 123R and equal to financial statement compensation costs for RSUs as reported in our consolidated statement of income for the applicable year. Under FAS 123R, compensation cost is based on the fair value of our stock price at the end of each reporting period. The Company recognizes the compensation cost, net of estimated forfeitures, over the vesting term and includes changes in fair value at each reporting period.

(3)
Represents compensation expense recognized in accordance with FAS 123R with respect to SARs. No actual SARs were granted in 2006, 2007 and 2008.

(4)
Represents interest earned on deferred compensation.

(5)
Represents car allowance.

(6)
Represents car allowance of $3,846 and reimbursement of financial consulting fee of $5,000.

(7)
Effective June 1, 2009, Mr. Abbott is the Company's President and Chief Executive Officer and director. Prior to that, Mr. Abbott was the Company's Executive Vice President, Advertising Sales.

(8)
Employment with the Company terminated upon his resignation effective May 31, 2009.

Grants of Plan-Based Awards

        The Company did not grant any SARs, RSUs or other stock-based awards to its Named Executive Officers in 2007 or 2008.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows the number of unexercised stock options and unvested RSUs held by the Company's Named Executive Officers on December 31, 2008.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exerciseable (b)	Number of Securities Underlying Unexercised Options (#) Unexerciseable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
William Abbott(4),	—	—	—	—	—	—	—	—	—
Executive Vice President, Advertising Sales; commencing June 1, 2009, President and Chief Executive Officer
2006 RSUs	—	—	—	—	—	46,200	131,670	—	—
David Kenin(5),	200,000	—	—	11.29	01/02/2012	—	—	—	—
Former Executive Vice President, Programming
2006 RSUs	—	—	—	—	—	46,200	131,670	—	—
Henry S. Schleiff(5),	—	—	—	—	—	—	—	—	—
Former President and Chief Executive Officer
Stock Appreciation Rights(3)	—	—	31,663	2.85	10/03/2010	—	—	—	—
2006 RSUs	—	—	—	—	—	100,000	285,000	—	—
Charles L. Stanford,	—	—	—	—	—	—	—	—	—
Executive Vice President and General Counsel
2006 RSUs	—	—	—	—	—	46,200	131,670	—	—
Brian C. Stewart,	—	—	—	—	—	—	—	—	—
Executive Vice President and Chief Financial Officer
2006 RSUs	—	—	—	—	—	46,200	131,670	—	—

(1)
Vesting dates of Employment RSUs are set forth above under heading "Compensation Discussion & Analysis—Elements of Executive Compensation Packages—Awards Under Long Term Incentive Plan."

(2)
The amounts in this column are calculated using a value of $2.85 per share, which is the closing market price for our Class A Common Stock on December 31, 2008.

(3)
Represents compensation expense recognized in accordance with FAS 123R with respect to SARs. No actual SARs were granted in 2008. Grant and vesting terms are set forth below under heading "Compensation of Executive Officers and Directors—"Summary of Executive Employment Agreements" and "Potential Payments Upon Termination or Change-In-Control."

(4)
Effective June 1, 2009, Mr. Abbott is the Company's President and Chief Executive Officer and director. Prior to that, Mr. Abbott was the Company's Executive Vice President, Advertising Sales.

(5)
Employment with the Company terminated upon his resignation effective May 31, 2009.

Option Exercises and Stock Vested

        The following table shows the number of stock options or RSUs issued to the Company's Named Executive Officers that were exercised or vested in fiscal year 2008.

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)
William Abbott(4), Executive Vice President, Advertising Sales; commencing June 1, 2009, President and Chief Executive Officer	—	—	96,800	429,108
David Kenin(5), Former Executive Vice President, Programming	—	—	99,133	439,849
Henry S. Schleiff(5), Former President and Chief Executive Officer	—	—	100,000	441,100
Charles L. Stanford, Executive Vice President and General Counsel	—	—	95,800	424,504
Brian C. Stewart, Executive Vice President and Chief Financial Officer	—	—	88,300	389,974

(1)
Mr. Kenin was the only Named Executive Officer who owns any stock options. Mr. Kenin did not exercise any stock options in 2008.

(2)
Represents the number of RSUs vested during 2008.

(3)
Represents cash amounts paid to settle vested RSUs in 2008.

(4)
Effective June 1, 2009, Mr. Abbott is the Company's President and Chief Executive Officer and director. Prior to that, Mr. Abbott was the Company's Executive Vice President, Advertising Sales.

(5)
Employment with the Company terminated upon his resignation effective May 31, 2009.

Nonqualifed Deferred Compensation

        Please see above under the headings "Compensation Discussion and Analysis—Deferred Compensation Plan" for a description of material terms of the Company's Nonqualified Deferred Compensation Plan summarized below.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals / Distributions in Last FY ($) (e)	Aggregate Balance at Last FYE ($) (f)
William Abbott(1), Executive Vice President, Advertising Sales; commencing June 1, 2009, President and Chief Executive Officer	96,852	—	11,097	—	221,279
David Kenin(2), Former Executive Vice President, Programming	—	—	13,687	—	226,452
Henry S. Schleiff(2), Former President and Chief Executive Officer	—	—	—	—	—
Charles L. Stanford, Executive Vice President and General Counsel	—	—	—	—	—
Brian Stewart, Executive Vice President and Chief Financial Officer	30,754	—	23,884	—	412,124

(1)
Effective June 1, 2009, Mr. Abbott is the Company's President and Chief Executive Officer and director. Prior to that, Mr. Abbott was the Company's Executive Vice President, Advertising Sales.

(2)
Employment with the Company terminated upon his resignation effective May 31, 2009.

Summary of Employment Agreements with Named Executive Officers

  Employment Agreement with William Abbott

        On August 8, 2006, the Company entered into an employment agreement with William Abbott that provided for his employment as Executive Vice President, Advertising Sales, which agreement was replaced by the employment agreement dated May 7, 2009 described below. Under the employment agreement, Mr. Abbott's base salary was at an annual rate of $523,688 for the term of employment, subject to annual increases at the discretion of the Company. Mr. Abbott was also entitled to receive a bonus each year of up to 25% of his base salary, conditioned on the Company's achievement of certain EBITDA, advertising revenue and ratings goals. (See details pertaining to performance bonus below under heading "Compensation Discussion and Analysis—Elements of Executive Compensation Packages—Bonus Determination.") On May 28, 2007, the Company amended Mr. Abbott's employment agreement and extended the term of his employment for an additional one year, through August 18, 2009. Additionally, under the amendment, in addition to participating in the bonus plan described above, Mr. Abbott was also eligible to participate in the Company's advertising sales year-end commission plan, although his compensation under the plan would have been at reduced levels. The amounts payable under the plan, for achievement of annual advertising sales revenue targets, were based on a percentage of base salary. Mr. Abbott's percentages were from 2.5% to 15% of his then-current base salary.

        On May 7, 2009, Mr. Abbott entered into an employment agreement that provides his employment as President and Chief Executive Officer effective June 1, 2009 through December 31, 2011, provided, that the term will automatically renew for one year periods if neither party provides notice to the other by June 30 of the last year of the term. Mr. Abbott's annual base salary is $670,000 per year and he is eligible to receive an annual performance bonus with a target of 60% of his then-current base salary with a potential payout range of 0 to 150%. The performance bonus is based on criteria outlined by the Company's Compensation Committee, which criteria shall be the same as that established for the senior management team. Mr. Abbott entered into a 2009 Long Term Incentive Compensation Agreement ("LTI Agreement") with a target of $469,000; see "2009 Long Term Incentive Compensation Agreements" under "Compensation Discussion and Analysis—Awards Granted Under Long Term Incentive Plan" above. If Mr. Abbott is terminated without cause, the Company must pay the net present value of his base salary for twelve (12) months and a pro rata portion of his bonus, through the date job duties end, for the calendar year in which termination occurs; vested ERISA benefits; and any amounts required by the terms of his LTI Agreement.

        Under the employment agreement, Mr. Abbott may not compete with the Company during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Abbott may not employ any person who is working for the Company as an officer, policymaker or in a high-level creative, development or distribution position at the date of termination of Mr. Abbott's employment.

  Employment Agreement with David Kenin

        On December 20, 2001, Crown Media United States, LLC entered into an employment agreement with David Kenin that provided for his employment as Executive Vice President, Programming. The Employment Agreement, which was last amended on June 21, 2007, had a term through December 31, 2009. Mr. Kenin's annual base salary during the period January 3, 2008 through January 2, 2009 was $825,000 and $850,000 during the period January 3, 2009 through December 31, 2009. Following the end of each calendar year during the term, Mr. Kenin could have been paid a bonus based on his performance during such calendar year if the Company so determines in its sole discretion. Mr. Kenin's employment agreement contained identical non-compete and non-solicitation provisions to those contained in Mr. Abbott's employment agreement and which are described above.

        On May 19, 2009, the Company entered into a resignation agreement with Mr. Kenin (the "Kenin Resignation Agreement") and the employment agreement described above was terminated on May 31, 2009 (the "Kenin Resignation Date"), except for one part dealing with non-solicitation of employees and similar matters. Under the Kenin Resignation Agreement, Mr. Kenin will receive continued payment of the regular installments of his salary through December 31, 2009 (a total of $523,077), (ii) his salary through May 31, 2010 in one lump sum payable on January 8, 2010 (a total of $346,538) and (iii) the continuation of benefits through the Kenin Resignation Date. Additionally, Mr. Kenin will receive a pro rated annual bonus, determined by the Company, for the 2009 calendar year for the period up to the Kenin Resignation Date and an amount equal to accrued but unused vacation/personal time was paid within ten (10) days of the Kenin Resignation Date.

  Employment Agreement with Henry S. Schleiff

        On October 3, 2006, the Company entered in an employment agreement with Henry S. Schleiff under which Mr. Schleiff had agreed to serve as the Company's President and Chief Executive Officer. The term of the Employment Agreement was four years, commencing October 3, 2006. In December 2008, Mr. Schleiff's Employment Agreement was amended to comply with Internal Revenue Code Section 409A. Under the amendment, if any transaction bonus was payable, it would have been paid on the earlier of March 15 of the year following the transaction or 180 days after such transaction. The Employment Agreement provided for an annual base salary of $1,000,000 with a minimum increase of at least 4% per year on the anniversary date of employment. Additionally, Mr. Schleiff would have been eligible to receive an annual performance bonus. The target annual performance bonus would have been 100% of the then-current base salary with a potential payout range of 0% to 200% and a minimum guarantee of 50% for each calendar year of the term. This performance bonus would have been based on achievement of criteria determined by the Company's Compensation Committee in consultation with Mr. Schleiff and would have included such factors as improved EBITDA, demographics, operating cash, renewal progress of contracts with distributors, advertising revenue and other appropriate discretionary considerations.

        Mr. Schleiff could not have competed with the Company during the term of his employment and, if Mr. Schleiff was terminated for cause or resigns other than for "good reason," for a period of time ending on the earlier of 12 months from the termination of employment or the fourth anniversary of the Employment Agreement.

        On May 4, 2009, the Company entered into a resignation agreement with Mr. Schleiff (the "Schleiff Resignation Agreement") and the employment agreement described above was terminated on May 31, 2009 (the "Schleiff Resignation Date"), except for one part dealing with non-solicitation of employees and similar matters. Under the Schleiff Resignation Agreement, Mr. Schleiff received or will receive (i) the continued payment of the regular installments of Mr. Schleiff's salary and bonus through the Schleiff Resignation Date, and the continuation of benefits through the Schleiff Resignation Date, (ii) the payment of a lump sum amount of $2,483,504 within ten (10) days after the Schleiff Resignation Date, representing the net present value of the salary and bonus which could have been payable to Mr. Schleiff through the expiration of his Employment Agreement on October 2, 2010 and (iii) an amount equal to accrued but unused vacation/personal time paid within ten (10) days of the Schleiff Resignation Date. The transaction bonus provision set forth in Mr. Schleiff's Employment Agreement will be effective if there is a "Change in Control" (as defined in the Employment Agreement) within (i) ninety (90) days after the Schleiff Resignation Date or (ii) within 180 days after the Schleiff Resignation Date if a Change in Control Agreement is signed prior to the Schleiff Resignation Date.

  Employment Agreement with Charles L. Stanford

        On August 8, 2006, the Company entered into a new employment agreement with Charles L. Stanford, for his services as Executive Vice President, Legal and Business Affairs and General Counsel, which was amended on January 29, 2008. This agreement replaced Mr. Stanford's previous 3-year employment agreement which would have expired on October 24, 2006. The new agreement, as amended, expires on August 8, 2010 and provides for an annual base salary of $485,268, subject to a minimum increase of 3.0% in October of each year of his term. Mr. Stanford is also entitled to receive a bonus each year of up to 20% of his base salary, conditioned on the Company's achievement of certain EBITDA, advertising revenue and ratings goals. (See details pertaining to performance bonus below under heading "Compensation Discussion and Analysis—Elements of Executive Compensation Packages—Bonus Determination".)

        Mr. Stanford's employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Abbott's employment agreement and which are described above.

        In May 2009, Mr. Stanford entered into a 2009 Long Term Incentive Compensation Agreement with a target of $211,965.

  Employment Agreement with Brian C. Stewart

        On July 24, 2006, the Company entered into an employment agreement with Brian C. Stewart, for his services as Senior Vice President, Finance and interim Chief Financial Officer. The agreement was for a term of two years, expiring on July 23, 2008, and provided for an annual base salary of $340,000, subject to annual adjustment in the discretion of the Company. Mr. Stewart is also entitled to receive a bonus each year of up to 20% of his base salary, conditioned on the Company's achievement of certain EBITDA, advertising revenue and ratings goals (See details pertaining to performance bonus below under heading "Compensation Discussion and Analysis—Elements of Executive Compensation Packages—Bonus Determination".) On November 8, 2006, the parties amended Mr. Stewart's employment agreement. The amendment provides for his employment as the Company's Executive Vice President, Finance and Chief Financial Officer and an increase of his annual base salary to $350,000 through the remainder of the term. On January 29, 2008, the parties further amended Mr. Stewart's employment agreement and extended the term of his employment through July 24, 2010. Furthermore, pursuant to the amendment, Mr. Stewart receives an annual base salary of $400,000 effective January 1, 2008, subject to increases in the Company's discretion in January of each year of his term.

        Mr. Stewart's employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Abbott's employment agreement and which are described above.

        In May 2009, Mr. Stewart entered into a 2009 Long Term Incentive Compensation Agreement with a target of $187,200.

Potential Payments Upon Termination or Change-in-Control

  Employment Agreements—General

        Except as otherwise described for Mr. Schleiff below, in all of our employment agreements with our Named Executive Officers, if the person's employment is terminated other than for death, disability or cause prior to the expiration of the employment agreements, the following will be paid by the Company:

  •
  the greater of twelve months base salary or the remaining base salary for the remaining term of the employment agreement, paid in a lump sum and, except for Mr. Kenin, discounted at prime rates to present value at the time of payment;

  •
  pro rata bonus through the termination date;

  •
  any amounts payable under the RSU Agreements;

  •
  vested ERISA benefits, such as those under the 401(k) plan; and

  •
  benefits that may be required by law, such as those under COBRA.

        In the event of termination for the reason stated above, the Named Executive Officer has no obligation to seek comparable employment and, if the executive accepts employment during the severance period, there will be no offset by the Company against the amounts paid for termination. Additionally, the non-competition provision in the employment agreements will not apply from the termination date.

        If a Named Executive Officer's employment is terminated as a result of death, disability or for cause, the following will be paid by the Company:

  •
  the executive's salary through the later of the expiration date of the 5 business after the event which triggered the termination or the end of the month in which the triggering event occurred;

  •
  any amounts payable under the RSU Agreements;

  •
  vested ERISA benefits, such as those under the 401(k) plan; and

  •
  benefits that may be required by law, such as those under COBRA.

  Employment Agreement—Henry S. Schleiff

        In the event of a change in control of the Company during the first year of employment, Mr. Schleiff would have received a transaction bonus of $6,000,000; provided that he stayed with the Company or a successor company for 6 months. The transaction bonus would have been increased by $1,000,000 for each succeeding year Mr. Schleiff remained employed with the Company prior to a change in control through the fourth year of the term, up to a maximum of $9,000,000. Under the December, 2008 amendment, any transaction bonus was payable on the earlier of March 15 of the year following the transaction or 180 days after such transaction. Mr. Schleiff was also entitled to the transaction bonus if his employment was terminated as a result of death or disability, by the Company without cause and (1) a change in control occurred within 90 days of such termination or (2) a change in control contract was executed prior to such termination and the change in control occurred within 180 days of such termination. "Change in control" was (1) a sale of shares, or a merger or other business combination of the Company so that immediately thereafter, Hallmark Cards and its subsidiaries no longer owned directly or indirectly 50% or more of the Company's stock or (2) a sale of all or substantially all of the assets of the Company to persons other than Hallmark Cards and its subsidiaries.

        The Employment Agreement provided that, if Mr. Schleiff's employment was terminated by the Company without cause, by Mr. Schleiff for good reason (which includes a material breach of contract by the Company, a reduction of authority or a change in the location of employment) or by Mr. Schleiff 6 months after a change in control, the Company then would have paid: (1) his base salary for the balance of the term, paid in a lump sum discounted to the present value; (2) the pro rata portion of the bonus for the calendar year in which the termination occurs; (3) a lump sum payment, discounted to present value, of 50% of the target bonuses for the balance of the Employment Agreement; and (4) if a change in control has occurred, the transaction bonus to the extent described above. Upon termination, Mr. Schleiff had no obligation to seek comparable employment and, if Mr. Schleiff accepted employment during the severance period, there would have been no offset by the Company against the amounts paid for termination. If Mr. Schleiff's employment was terminated because of disability, he would have been paid the base salary for six months and, to the extent described above, the transaction bonus. See "Employment Agreement with Henry S. Schleiff" above for information regarding Mr. Schleiff's resignation agreement of May 4, 2009.

  RSU Agreements

    GENERAL

    If an executive's employment is terminated for any reason except for those stated below, any outstanding unvested RSUs will immediately terminate and no payment will be made in respect thereof.

    2005 RSU AGREEMENT

      Employment RSUs—If any of the following occurred, any outstanding unvested Employment RSUs would have been immediately settled in stock or cash in an amount equal to the Vesting Price:

        •
        death or disability;

        •
        retirement at the "normal retirement age";

        •
        involuntary termination without cause within 90 days prior to or ending one year after a change-in-control ("termination without cause" is deemed to have occurred it the executive is not offered a "comparable position" with the Company or its affiliated or successor companies following a change-in-control); or

        •
        involuntary termination without cause within 90 days prior to any sale or merger of substantially all of the assets of the Company.

      Performance RSUs—In the event of involuntary termination without cause within 90 days prior to a change-in-control, all unvested Performance RSUs would have been vested and settled if (1)(a) the change-in-control occurs prior to the first anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $10.00; (2)(a) the change-in-control occurs after the first anniversary of the grant date but prior to the second anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $12.00; or (3)(a) the change-in-control occurs after the second anniversary of the grant date but prior to the third anniversary of the grant date and (b) the change-in-control price per share equals or exceeds $14.00. "Change-in-control price per share" means the highest price per share of stock paid in the transaction resulting in a change-in-control ("Change-in-Control PPS").

    2006 RSU AGREEMENT

      Employment RSUs—If any of the following occurs, any outstanding unvested Employment RSUs will vest immediately and be settled in stock or cash in an amount equal to the Vesting Price:

        •
        death or disability; or

        •
        involuntary termination without cause within 90 days prior to or 90 days after a change-in-control.

      Performance RSUs—In the event of an involuntary termination without cause within 90 days prior to or 90 days after a change-in-control, any outstanding unvested Performance RSUs will vest immediately and be settled in stock or cash in an amount equal to the Vesting Price.

      Henry S. Schleiff—Any outstanding unvested Employment RSUs would have vested immediately if Mr. Schleiff's employment had been terminated as a result of (1) death or disability or (2) termination without cause or for a good reason within 90 days prior to or 90 days after a change-in-control. If the Company terminated his employment without cause or Mr. Schleiff terminated for good reason within 90 days prior to a vesting date for Performance RSUs, the Performance RSUs would have vested immediately. All vested RSUs would have settled with either the Company's stock or cash calculated with the Vesting Price.

  2009 Long Term Incentive Compensation Agreement

      Employment and/or Performance Award—If any of the following termination event occurs, any outstanding unvested Employment Award will vest immediately:

        •
        death or disability

        •
        involuntary termination without cause occurring on or after January 1, 2010.

  Henry S. Schleiff's Share Appreciation Rights Agreement

        In the event of a change in control of the Company, then as of the change in control, (1) if there had been no prior SAR trigger and the change in control price (price of the Company's stock less transaction costs and certain other amounts) exceeded the Start Price (defined below), then Mr. Schleiff would have been granted that number of SARs equal to 0.8% of the Enterprise Growth (defined below) divided by the change in control price; or (2) if there had been a previous SAR trigger and the change in control price exceeded the previous SAR trigger, then Mr. Schleiff would have been granted that number of SARs equal to 0.8% of the Enterprise Growth divided by the change in control price. If Mr. Schleiff's employment was terminated without cause by the Company or by him for good reason or because of his death or disability, and if a change in control occurred within 90 days after the termination of employment or an agreement that would result in a change of control was executed prior to the termination and the change of control occurred within 180 days after the termination, Mr. Schleiff would have received a grant of SARs on the basis described above. "Start Price" was $4.43, the average of the fair market value for the 5 business days prior to the date of public announcement of Mr. Schleiff's employment with the Company. "Enterprise Growth" equaled the increase in market capitalization (compared to the market capitalization based on the Start Price or the last price triggering a grant of an SAR), adjusted upward or downward by the amount of debt (and the liquidation preference and accrued but unpaid dividends on any preferred stock) incurred or paid down since the last trigger date.

        Any outstanding SARs would have vested upon the earlier of (1) 3 years of employment after the grant date, (2) termination of employment without cause by the Company, (3) termination by Mr. Schleiff for good reason or (4) upon a change in control of the Company. The Company at its discretion could have settled the outstanding SARs in cash or in stock.

  Summary of Potential Termination or Change-in-Control Payments

        The table below reflects the dollar amount of compensation to each Named Executive Officer in the event of termination of such individual's employment prior to the expiration of the employment agreements. The amounts shown assume that the termination was effective December 31, 2008.

WILLIAM ABBOTT

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/08($)	Termination for Cause on 12/31/08($)	Involuntary Termination without Cause on 12/31/08($)(1)	Retirement at "Normal Retirement Age" on 12/31/08($)	Disability on 12/31/08($)	Death on 12/31/08($)
Compensation:
Salary(2)	—	—	353,616	—	—	—
Bonus(3)	—	—	91,043	—	—	—
Incentives and Benefits:
RSUs(4)	—	—	—	—	—	—
2006 Employment RSUs	—	—	103,488	—	103,488	103,488
2006 Performance RSUs	—	—	67,117	—	—	—
Deferred Compensation Plan(5)	221,279	221,279	221,279	221,279	221,279	221,279
Life Insurance Benefits(6)	—	—	—	—	—	200,000
Unused Vacation and/or Personal Time Pay	75,453	75,453	75,453	75,453	75,453	75,453

DAVID KENIN

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/08($)	Termination for Cause on 12/31/08($)	Involuntary Termination without Cause on 12/31/08($)(1)	Retirement at "Normal Retirement Age" on 12/31/08($)	Disability on 12/31/08($)	Death on 12/31/08($)
Compensation:
Salary(2)	—	—	850,000	—	—	—
Bonus(3)	—	—	103,730	—	—	—
Incentives and Benefits:
RSUs(4)	—	—	—	—	—	—
2006 Employment RSUs	—	—	103,488	—	103,488	103,488
2006 Performance RSUs	—	—	67,117	—	—	—
Deferred Compensation Plan(5)	226,452	226,452	226,452	226,452	226,452	226,452
Life Insurance Benefits(6)	—	—	—	—	—	200,000
Unused Vacation and/or Personal Time Pay	96,519	96,519	96,519	96,519	96,519	96,519

HENRY S. SCHLEIFF

Benefits and Payments Upon Termination	Voluntary Termination for Good Reason or on Change-in- Control on 12/31/08($)		Termination for Cause on 12/31/08($)	Involuntary Termination without Cause on 12/31/08($)(1)		Retirement at "Normal Retirement Age" on 12/31/08($)	Disability on 12/31/08($)	Death on 12/31/08($)
Compensation:
Salary(2)	1,850,605		—	1,850,605		—	527,500	—
Bonus(7)	1,202,516		—	1,202,516		—	—	—
Transaction Bonus(8)	7,000,000		—	7,000,000		—	7,000,000	7,000,000
Incentives and Benefits:
RSUs(4)	—		—	—		—	—	—
2006 Employment RSUs	224,000		—	224,000		—	224,000	224,000
2006 Performance RSUs	78,400		—	78,225		—	—	—
Stock Appreciation Rights	0	(9)	—	0	(9)	—	—	—
Deferred Compensation Plan(5)	—		—	—		—	—	—
Life Insurance Benefits(6)	—		—	—		—	—	200,000
Unused Vacation and/or Personal Time Pay	86,016		86,016	86,016		86,016	86,016	86,016

CHARLES L. STANFORD

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/08($)	Termination for Cause on 12/31/08($)	Involuntary Termination without Cause on 12/31/08($)(1)	Retirement at "Normal Retirement Age" on 12/31/08($)	Disability on 12/31/08($)	Death on 12/31/08($)
Compensation:
Salary(2)	—	—	778,660	—	—	—
Bonus(3)	—	—	61,952	—	—	—
Incentives and Benefits:
RSUs(4)	—	—	—	—	—	—
2006 Employment RSUs	—	—	103,488	—	103,488	103,488
2006 Performance RSUs	—	—	67,117	—	—	—
Deferred Compensation Plan(5)	—	—	—	—	—	—
Life Insurance Benefits(6)	—	—	—	—	—	200,000
Unused Vacation and/or Personal Time Pay	58,594	58,594	58,594	58,594	58,594	58,594

BRIAN C. STEWART

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/08($)	Termination for Cause on 12/31/08($)	Involuntary Termination without Cause on 12/31/08($)(1)	Retirement at "Normal Retirement Age" on 12/31/08($)	Disability on 12/31/08($)	Death on 12/31/08($)
Compensation:
Salary(2)	—	—	611,805	—	—	—
Bonus(3)	—	—	50,134	—	—	—
Incentives and Benefits:
RSUs(4)	—	—	—	—	—	—
2006 Employment RSUs	—	—	103,488	—	103,488	103,488
2006 Performance RSUs	—	—	67,117	—	—	—
Deferred Compensation Plan(5)	412,124	412,124	412,124	412,124	412,124	412,124
Life Insurance Benefits(6)	—	—	—	—	—	200,000
Unused Vacation and/or Personal Time Pay	51,596	51,596	51,596	51,596	51,596	51,596

(1)
"Involuntary termination without cause" with respect to the 2006 Employment & Performance RSUs assumes a change-in-control and means the following: Termination within 90 days prior to or 90 days after a change-in-control.

(2)
Remaining salary for the balance of the term of the employment agreements.

(3)
Actual amount of bonus earned in 2008 and paid in 2009.

(4)
Cash settlement amounts of RSUs vested pursuant to their respective RSU Agreements, calculated with a vesting price of $2.24 (average stock price for the immediately preceding 14 business days of December 31, 2008).

(5)
Balance of deferred compensation plus accrued interest.

(6)
Proceeds payable to Named Executive Officer's beneficiaries upon his death.

(7)
Consists of actual amount of bonus earned in 2008 and 50% of bonus due through the end of the term calculated at target of 100% of his annual salary.

(8)
Transaction Bonus is only payable if a change-in-control occurs. This amount assumes a change-in-control on December 31, 2008.

(9)
Assumes that any change in control price as of December 31, 2008 is less than the "Start Price" stated in the SAR Agreement.

Director Compensation

        We do not compensate directors who are employees of the Company or Hallmark Cards or its subsidiaries for services as members of our Board or any of its committees. In 2008, Directors who were not employees of the Company or Hallmark Cards and its subsidiaries received the following for serving on the Company's Board: (1) an annual retainer of $35,000 and $1,000 per meeting for each extraordinary meeting or meeting in excess of the number of regularly scheduled meetings, (2) RSUs valued at $40,000 are granted annually, (3) the chairman of the Audit Committee is paid $5,000 annually, and (4) chairmen of each other committee are paid $3,000 annually. Effective 2009, directors who are not employees of the Company or Hallmark Cards and its subsidiaries receive the following for serving on the Company's Board: (1) an annual retainer of $40,000 and $1,000 per meeting for each extraordinary meeting or meeting in excess of the number of regularly scheduled meetings, (2) an additional annual retainer of $40,000 for Co-Chairman of the Board, (3) RSUs valued at $45,000 are granted annually, (4) the chairman of the Audit Committee is paid $6,000 annually, and (5) chairmen of each other committee are paid $4,000 annually.

        All directors receive reimbursement of expenses incurred in connection with participation in Board meetings.

        The table below summarizes the compensation paid by the Company to its directors who are not employees of the Company or Hallmark Cards or its subsidiaries for the fiscal year ended in December 31, 2008:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards($)(1) (c)	Option Awards($) (d)	Non-Equity Incentive Plan Comp. ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings($)(2) (f)	All Other Compensation ($) (g)	Total ($) (h)
William Cella	30,849	—	—	—	—	—	30,849
Glenn Curtis(3)	40,000	31,634	—	—	—	—	71,634
Herbert A. Granath	85,500	31,634	—	—	—	—	117,134
Irvine O. Hockaday, Jr.	36,000	31,634	—	—	7,271	—	74,905
A. Drue Jennings	57,000	24,714	—	—	—	—	81,714
Peter A. Lund	43,000	31,634	—	—	12,837	—	87,471

(1)
Represent 2008 RSUs valued and settled in accordance with FAS 123R and RSU agreements.

(2)
Represents interest earned on deferred compensation.

(3)
Mr. Curtis assigned all of his board compensation to Liberty Media Corporation pursuant his contract with Liberty Media Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2008 were made timely, except for a filing of one Form 4 by Mr. Cella concerning one transaction.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of June 1, 2009, with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, by each of the Named Executive Officer (defined above) employed by the Company at June 1, 2009, each director, each director nominee, each holder of more than 5% of either Class A or Class B Common Stock, and all current directors and executive officers as a group.

        Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them. The percentage of beneficial ownership is based on 74,117,654 shares of our Class A Common Stock and 30,670,422 shares of our Class B Common Stock outstanding as of June 1, 2009.

 Amount of Nature of Beneficial Ownership(1)

	Class A Common Stock	% of Class	Class B Common Stock	% of Class	% of Total Voting Power
Name and Address of Beneficial Owner 5% Stockholders:
Hallmark Entertainment Investments Co.(2)(3) 2501 McGee Street, Kansas City, MO 64108	57,586,336	77.7%	30,670,422	100%	95.7%
Liberty Media Corporation(3)(4) 9197 South Peoria Street, Englewood, CO 80112	57,586,336	77.7%	30,670,422	100%	95.7%
National Interfaith Cable Coalition, Inc.(3)(5) 74 Trinity Place, Suite 1550, New York, NY 10006	57,586,336	77.7%	30,670,422	100%	95.7%
J.P. Morgan Partners (BHCA), L.P.(3)(6) 390 Madison Avenue, New York, NY 10017	57,586,336	77.7%	30,670,422	100%	95.7%
The DIRECTV Group, Inc.(7) (formerly known as Hughes Electronics Corporation) 2230 E. Imperial Highway, El Segundo, CA 90245	5,360,202	7.2%	—	—	1.4%
S. Muoio & Co. LLC(8) 509 Madison Avenue, Suite 406, New York, NY 10022	3,882,027	5.2%	—	—	1.0%
Directors, Director Nominees and Named Executive Officers (defined above):
William Abbott	0	*	—	—	*
Dwight C. Arn	0	*	—	—	*
Robert C. Bloss	0	*	—	—	*
William Cella	5,970	*	—	—	*
Glenn Curtis	0	*	—	—	*
Steve Doyal	1,500	*	—	—	*
Brian E. Gardner	0	*	—	—	*
Herbert A. Granath	0	*	—	—	*
David E. Hall	2,500	*	—	—	*
Donald J. Hall, Jr.(9)	57,588,836	77.7%	30,670,422	100%	95.7%
Irvine O. Hockaday, Jr.(10)	40,795	*	—	—	*
A. Drue Jennings	0	*	—	—	*
Peter A. Lund(11)	14,190	*	—	—	*
Brad R. Moore	0	*	—	—	*
Charles L. Stanford	12,750	*	—	—	*
Deanne R. Stedem	1,000	*	—	—	*
Brian C. Stewart	13,500	*	—	—	*
All directors and executive officers as a group (18 persons)	57,676,741	77.8%	30,670,422	100%	95.7%

*
The percentage of shares or voting power beneficially owned does not exceed 1% of the class.

(1)
Pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days from June 1, 2009. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of June 1, 2009 by the person indicated and shares underlying options owned by such person on June 1, 2009 that were exercisable within 60 days of that date.

(2)
Based on a Schedule 13D/A filed on May 28, 2009, jointly by Hallmark Cards, HEIC and Hallmark Entertainment Holdings, who as of that date shared voting and dispositive power with respect to 30,670,422 shares of Class B Common Stock, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock, and 53,215,080 shares of Class A Common Stock. Does not include, under the column headed "Class A Common Stock," the number of shares of Class A Common Stock that HEIC would hold if it converted all of its shares of Class B Common Stock into shares of Class A Common Stock, which, if so converted, together with its shares of Class A Common Stock would equal approximately 80% of the total outstanding Class A Common Stock. HEIC is a majority owned subsidiary of Hallmark Entertainment Holdings and Hallmark Entertainment Holdings is a wholly-owned subsidiary of Hallmark Cards.

(3)
On March 11, 2003, Hallmark Entertainment Holdings, Liberty Crown and J.P. Morgan Partners contributed 100% of their Company shares in return for HEIC shares representing the following percentage interest in HEIC: Hallmark Entertainment Holdings, 83.4%; Liberty Crown, 11.2%; and J.P. Morgan Partners, 4.6%. In addition, VISN contributed 10% of its Company shares in return for HEIC shares representing an 0.8% interest in HEIC. Each of the HEIC stockholders entered into the stockholders agreement concerning HEIC and Crown shares. As a result, each of the above parties may be deemed to beneficially own Company shares held by HEIC described in note (2) above.

  The total number of shares shown as beneficially owned by HEIC includes 4,357,066 shares of Class A Common Stock we believe to be beneficially owned by VISN and 14,190 shares beneficially owned by JP Morgan Partners outside of HEIC because the parties to the HEIC stockholders agreement may be deemed to be acting as a group. Beneficial ownership of these 4,371,256 shares of Class A Common Stock has been disclaimed by the other HEIC stockholders.

  Each of Hallmark Entertainment Holdings and Liberty Crown has the right to nominate directors to the HEIC Board; and VISN is entitled to designate a non-voting observer to HEIC's Board. In addition, Liberty Crown has the right to nominate a director to the Company's Board. J.P. Morgan had the right to nominate a director on the Company's Board and on the board of HEIC but has formally surrendered such nomination rights. VISN also had the right to nominate a director on the Company's Board but has relinquished such nomination rights. Under the HEIC stockholders agreement, Hallmark Entertainment Holdings directs the voting of the Company shares owned by HEIC. Pursuant to the HEIC stockholders agreement, HEIC may not sell, pledge, distribute or transfer its Company common stock without the consent of Liberty Crown and J.P. Morgan Partners, except for mergers and other combinations approved in accordance with the Company stockholders agreement. This requirement terminates on the later of such date as each party (1) ceases to own beneficially at least 2.5% of the outstanding HEIC common stock and (2) ceases to own beneficially 75% of the HEIC stock owned by the party at March 11, 2003.

(4)
Based on a Schedule 13D/A filed on March 12, 2003 by Liberty Media Corporation and Liberty Crown.

(5)
The National Interfaith Cable Coalition, Inc. is a not-for-profit coalition of faith groups. To our knowledge, NICC is governed by a board of sixteen trustees appointed by the major faith groups who are members of NICC.

(6)
Includes 14,190 shares of Class A Common Stock underlying options that have vested and are held by J.P. Morgan Partners, LLC. Such options were initially issued to an individual designated by J.P. Morgan for serving on the Company's Board. Since issuance, the individual transferred such options to J.P. Morgan Partners, LLC pursuant to his contract with J.P. Morgan Partners, LLC. Although the individual resigned from our board in December 2006, such options will remain outstanding for 3 years after such date of termination in accordance with our LTIP. The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P., and the general partner of JPMP Master Fund is JPMP Capital Corp. JPMP Capital Corp. is a wholly-owned subsidiary of J.P. Morgan Chase & Co. which is a publicly-held company engaged in the commercial banking business.

(7)
Based on a Schedule 13G filed on January 22, 2009 by The DIRECTV Group, Inc.

(8)
Based on a Schedule 13G/A filed on February 17, 2009 by S. Muoio & Co. LLC.

(9)
Donald J. Hall, Jr., may also be deemed to be a beneficial owner of the shares beneficially owned by HEIC because Mr. Hall is a co-trustee of a voting trust which controls all of the voting securities of Hallmark Cards and he is Vice Chairman of the board of directors, Chief Executive Officer and President of Hallmark Cards. See note (2). Mr. Hall disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(10)
Includes 4,098 shares of Class A Common Stock underlying options that have vested.

(11)
Consists of 14,190 shares of Class A Common Stock underlying options that have vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed with the SEC.

Review, Approval of Ratification of Transactions with Related Persons

        In general, the Company does not have a formal policy or procedures for the review, approval or ratification of related party transactions. The Audit Committee, under its charter, has been delegated by the Board the authority to review and approve related party transactions. Notwithstanding the foregoing, the Company, however, is subject to the following provisions in the Stockholders Agreement with respect to certain types of related party transactions: the Company is not permitted to, directly or indirectly, sell any of its material properties or assets to, or purchase any material property or assets from, or enter into any material contract or transaction, or for the benefit of any affiliate of the Stockholders ("affiliate transactions"), unless such transactions are entered into in good faith and on commercially reasonable terms. With respect to any affiliate transactions that have a value of (1) $35 million or less, such affiliate transactions must be approved by a majority of the independent directors and (2) more than $35 million, such affiliate transactions must be approved by a majority of the board not nominated by the interested Stockholder. Notwithstanding this provision, the following transactions are not considered affiliate transactions: (1) licensing of the "Hallmark" trademark from Hallmark Cards or its subsidiaries, (2) transactions pursuant to the distribution agreement with DirecTV and (3) transactions pursuant to the Tax Sharing Agreement, pursuant to which the Company became a member of Hallmark Cards consolidated federal tax group.

        For related party transactions that are outside of the parameter of the transactions governed by the Stockholders Agreement as discussed above, management seeks approval of such transactions from the Audit Committee on a case-by-case basis. The Company enters into numerous transactions with Hallmark Cards throughout the year. The most common type of transaction is that necessary to execute channel promotions surrounding holidays. Many of these transactions are considered de minimus based on amounts paid to Hallmark Cards by the Company. For efficiency purposes, the Audit Committee approves in advance a certain amount of expenses to be applied to such de minimus transactions, which approval allows management to enter into such transactions without seeking approval for each of them. Prior to submitting any transaction to the Audit Committee for approval, management determines objectively that, based on market research, such transactions are commercially reasonable and valuable for the Company and is in the best interest of the Company to enter into them.

Recapitalization Proposal

        On May 28, 2009, the Company received a proposal (the "Proposal") from HC Crown Corp. ("HCC"), a wholly owned subsidiary of Hallmark Cards, Incorporated, regarding a recapitalization of the Company's existing indebtedness and accounts payable to HC Crown Corp. and its affiliates ("HCC Debt') in excess of $1.05 billion. Under the Proposal, $500 million principal amount of HCC Debt would be restructured into new secured loans (the "New Debt") with a maturity date of September 30, 2011 and the remaining balance of the HCC Debt would be converted into an equal amount of convertible preferred stock (the "Preferred Stock").

        As stated in the Proposal, the New Debt would have two tranches: (1) Tranche 1 of $300 million would be cash-pay and would bear interest at the rate of 12% per annum and the Company would have the ability to pay-in-kind up to three quarterly payments and (2) Tranche 2 of $200 million would be pay-in-kind at the rate of 15% per annum. The New Debt would be secured by the Company's assets.

        The terms of the Preferred Stock would include (1) a liquidation preference, which would be equal to the amount of converted HCC Debt; (2) no preferential dividend but participation in any dividends on the Common Stock on an "as if converted" basis; (3) the ability to convert into common stock at a rate equal to the liquidation preference divided initially by $1.00 per share, which permits the Company's existing shareholders (including Hallmark) to retain 15% ownership of the Company; (4) the Company's ability to redeem the Preferred Stock at a price equal to the liquidation preference; and (4) the ability to vote together with the Common Stock on an "as if converted" basis.

        As part of the Proposal, the Company's certificate of incorporation would be amended to authorize additional shares of Preferred Stock and Common Stock in amounts sufficient for the proposed conversion of HCC Debt into Preferred Stock and the conversion of such Preferred Stock into Common Stock. The Proposal also contemplates a merger of Hallmark Entertainment Holdings and HEIC into the Company, with the shareholders in Hallmark Entertainment Holdings and HEIC receiving Common Stock of the Company in accordance with their indirect ownership of the Company immediately prior to such mergers. Additionally, the existing Federal Income Tax Sharing Agreement would be amended to, among other things, permit the Company to deduct both cash-pay and pay-in-kind interest due to Hallmark Cards in calculating tax-sharing payments on a prospective basis.

        The HCC Debt is subject to the Waiver Agreement described below that provides, among other things, that during the Waiver Period (which is scheduled to expire on May 1, 2010), HCC will not accelerate the maturity of the HCC Debt, initiate proceedings for the collection of the HCC Debt, foreclose on the collateral security for the HCC Debt, or commence or participate in certain bankruptcy proceedings with respect to the Company. In connection with the Proposal, HCC stated that it will not further extend the expiration of the Waiver Period

        The Company's Board of Directors has formed a Special Committee comprising of A. Drue Jennings (Chairman), Herb Granath and Peter Lund that is reviewing and considering the proposed recapitalization prior to the filing of the Company's 2009 second quarter Form 10-Q. There can be no assurance as to whether the Proposal will be agreed to by the Company or when, if ever, a recapitalization of the Company will be consummated, and if consummated whether the terms will be the same or different than those set forth in the Proposal. The Proposal has been filed with the

Securities and Exchange Commission by the Company in a May 28, 2009 Form 8-K Report and by Hallmark Cards in an amendment to a Schedule 13D concerning the Company.

"Hallmark Hall of Fame" Programming License Agreement

        In 2008, Crown Media United States entered into an agreement with Hallmark Cards to license 58 "Hallmark Hall of Fame" movies, consisting of 16 contemporary Hallmark Hall of Fame titles (i.e., produced from 2003 to 2008) and 42 older titles, for exhibition on the Hallmark Channel and Hallmark Movie Channel. These titles are licensed for ten year windows, with windows commencing at various times between 2007 and 2010, depending on availability. This agreement makes the Hallmark Channel and Hallmark Movie Channel the exclusive home for these movies. The total license fee for these movies is $17.2 million and is payable in equal monthly installments over 10 year exhibition windows.

        The Company aired one title during 2007 and recorded $550,000 as a license fee payable to affiliate related to this title. Windows opened for additional titles in the amount of $10.1 million during the year ended December 31, 2008.

VISN Preferred Interest

        VISN, a subsidiary of the National Interfaith Cable Coalition, Inc. ("NICC"), owns a $25.0 million preferred interest in Crown Media United States. Under the Crown Media United States Amended and Restated Company Agreement, originally dated November 13, 1998, the members agreed that if during any year ending after January 1, 2005 and prior to December 31, 2009, Crown Media United States has federal taxable income (with possible adjustments) in excess of $10.0 million, and the preferred interest has not been redeemed, Crown Media United States will redeem the preferred interest in an amount equal to the lesser of:

        such excess;

        $5.0 million; or

        the amount equal to the preferred liquidation preference on the date of redemption.

        Crown Media United States may voluntarily redeem the preferred interest at any time, however, it is obligated to do so on the date of redemption (December 31, 2010). The preferred interest has a liquidation preference of $25.0 million. See information below on a January 2, 2008, agreement under which VISN may request the preferred interest be replaced with promissory notes of Crown Media Holdings.

Crown Media United States Programming Agreement with NICC

        On January 2, 2008, Crown Media Holdings entered into an agreement with the NICC regarding termination of any right of NICC under the agreement covering the operation of Crown Media United States (the "Company Agreement") to compel Crown Media Holdings to buy all of the outstanding shares of Class A common stock owned by NICC and NICC's subsidiary VISN Management Corp. ("VMC") at the then current market value. The January 2008 agreement also covers other aspects of Crown Media Holdings' relationship with NICC.

        The January 2008 agreement provided for the following:

  •
  The put mentioned above was terminated, and the purported exercise of the put was waived.

  •
  Throughout 2009 and 2010, Crown will provide to NICC the use of a two-hour time period each Sunday morning for programming by NICC and NICC shall retain any advertising revenue from such time period. Neither NICC nor Crown is obligated to make any payment regarding this time period or the programming.

  •
  NICC voluntarily relinquished its right to designate one director on Crown Media Holdings' Board of Directors, effective with the resignation of its designee on December 19, 2007.

  •
  In settlement of a claim of NICC for $15,000,000 in the event of a change of control, Crown will pay NICC the total amount of $3,750,000 in three installments of $1,250,000 each on January 20, 2008, January 20, 2009 and January 20, 2010. If there is a change of control prior to January 20, 2010, Crown will pay the remaining unpaid installments at that time. The Company has paid the January 20, 2008 and 2009, installments.

  •
  For so long as the preferred interest remains outstanding, the Crown will remit to NICC payments equivalent to 6.0% per annum of outstanding balance of the preferred interest. The 2008 and 2009 payments have been made.

  •
  At the request of VMC, Crown will replace the preferred interest in Crown Media United States held by NICC/VMC with a promissory note of Crown and, at VMC's option, a second note payable to an independent not-for-profit corporation designated by VMC. Such notes with an aggregate face amount equal to the outstanding preferred interest at the conversion date would bear interest at 6.0% and a maturity date of December 31, 2010. If the preferred interest is not exchanged for notes, Crown will redeem the preferred interest as set forth in the Company Agreement of Crown Media United States.

  •
  To the extent required by the Stockholders Agreement of HEIC, Crown will consent, and obtain the consent of HEIC, for VMC to assign its ownership of HEIC shares to a non-profit corporation designated by VMC or to NICC. The shares will continue to be subject to the HEIC Stockholders Agreement.

  •
  Except as provided or referenced in the January 2008 Agreement, the term and conditions of the following prior agreements between or among the parties to the January 2008 agreements were superseded: The Company Agreement and a related December 2005 agreement. The Stockholders Agreement is modified to the extent provided in the January 2008 Agreement. In addition, the parties provided mutual releases.

        During the years ended December 31, 2007 and 2008, Crown Media United States paid the National Interfaith Cable Coalition $22.1 million and $6.4 million, respectively, related to the Company Agreement, the December 2005 Agreement and the January 2008 Agreement.

DIRECTV Affiliation Agreement

        On August 20, 2001, Crown Media United States entered into an Affiliation Agreement with DIRECTV, Inc., a wholly owned subsidiary of DIRECTV Enterprises, Inc. Pursuant to the Affiliation Agreement, DIRECTV distributes the Hallmark Channel on the TOTAL CHOICE ® tier of its DBS distribution system in the United States and pays us license fees for such distribution. At the same time we entered into a Stock Purchase Agreement with DIRECTV Enterprises whereby we issued 5,360,202 shares of our Class A common stock, which shares were subsequently transferred to its parent company, The DIRECTV Group, Inc. In March 2008, we renewed this distribution agreement for a multi-year term and additionally provided DIRECTV with the right to distribute the Standard Definition and High Definition versions of the Hallmark Movie Channel. As of December 31, 2008, DIRECTV accounted for 17.7 million of our subscribers.

Hallmark Advertising

        Hallmark Cards purchased $508,000 and $429,000 of advertising on the Hallmark Channel in the United States at negotiated market rates, respectively, during the years ended December 31, 2007 and 2008.

Senior Secured Note to HC Crown

        On August 5, 2003, Crown Media Holdings repurchased all of the trust preferred securities of Crown Media Trust and related contingent appreciation certificates issued by the Company. Funds for this repurchase were obtained from the proceeds of a $400.0 million 10.25% senior note issued to HC Crown. After the payment of certain expenses for the issuance including a fee of $3.0 million to HC Crown, the Company used the balance of the proceeds of the senior note, amounting to approximately $67.3 million, to pay principal, interest, and prepayment penalties on its bank revolving credit loans.

        In accordance with the Waiver Agreement mentioned below, cash payments are not required until May 1, 2010. The principal amount of the senior secured note accretes at 10.25% per annum, compounding semi-annually, to $596.6 million at August 5, 2007. From that date, interest at 10.25% per annum was scheduled to be payable semi-annually on the accreted value of the senior note to HC Crown, but now interest accrued after May 1, 2010, will be payable semi-annually in arrears on August 5 and February 5 of each year until maturity. The note matures on August 5, 2011, and is pre-payable without penalty. At December 31, 2007 and 2008, $621.3 million and $686.6 million, respectively, of principal and interest were included in the senior note payable in the Company's consolidated balance sheets. The note purchase agreement for the senior note contains certain restrictive covenants which, among other things, prevent the Company from incurring any additional indebtedness, purchasing or otherwise acquiring shares of the Company's stock, investing in other parties and incurring liens on the Company's assets. As a fee for the issuance of the notes, the Company paid $3.0 million to HC Crown, which was initially capitalized and is being amortized as additional interest expense over the term of the note payable.

Notes to Hallmark Cards and Affiliates

        On October 1, 2005, the Company converted approximately $132.8 million of its license fees payable to Hallmark affiliates to a promissory note. The rate of interest under this note is currently LIBOR plus 5% per annum. Pursuant to the Waiver Agreement, the promissory note is payable in full on May 1, 2010. Under the Waiver Agreement, interest on this 2005 Note accrues and is added to principal through November 15, 2008. Commencing November 16, 2008, interest is payable in cash, quarterly in arrears five days after the end of each calendar quarter. At December 31, 2007, $146.4 million of the outstanding balance bore interest at the Eurodollar rates of 8.23%. At December 31, 2008, $170.1 million of the outstanding balance bore interest at the Eurodollar rates of 9.05%. At December 31, 2007 $158.8 million is reported as note and interest payable to Hallmark Cards affiliate in the Company's consolidated balance sheet. At December 31, 2008, $170.1 million, is reported as note and interest payable to Hallmark Cards affiliate and $2.0 million is reported as interest payable to Hallmark Cards affiliate on the Company's consolidated balance sheet. The $2.0 million of interest was paid on January 5, 2009.

Note and Interest Payable to HC Crown

        On December 14, 2001, the Company executed a $75.0 million promissory note with HC Crown. Due to the Waiver Agreement, the note is not due until May 1, 2010. Under the Waiver Agreement, interest on this 2001 Note accrues and is added to principal through November 15, 2008. Commencing November 16, 2008, interest is payable in cash, quarterly in arrears five days after the end of each calendar quarter. This note is subordinate to the bank credit facility mentioned below. The rate of interest under this note is currently LIBOR plus 5% per annum. At December 31, 2007, $93.5 million of the outstanding balance bore interest at the Eurodollar rates of 8.23%. At December 31, 2008, $108.6 million of the outstanding balance bore interest at the Eurodollar rates of 9.05%. At December 31, 2007 $101.4 million is reported as note and interest payable to HC Crown on the accompanying consolidated balance sheet. At December 31, 2008, $108.6 million, was reported as note and interest payable to HC Crown and $1.3 million was reported as interest payable to Hallmark Cards affiliate on the Company's consolidated balance sheet. The $1.3 million of interest was paid on January 5, 2009.

Note and Interest Payable to Hallmark Cards Affiliate

        On March 21, 2006, the Company converted approximately $70.4 million of its payable to a Hallmark Cards affiliate to a promissory note. The rate of interest under this note is currently LIBOR plus 5% per annum. Pursuant to the Waiver Agreement, the promissory note is payable in full on May 1, 2010. Under the Waiver Agreement, interest on this 2006 Note accrues and is added to principal through November 15, 2008. Commencing November 16, 2008, interest is payable in cash, quarterly in arrears five days after the end of each calendar quarter. At December 31, 2007, $53.4 million of the outstanding balance bore interest at the Eurodollar rates of 8.23%. At December 31, 2008, $62.0 million of the outstanding balance bore interest at the Eurodollar rates of 9.05%. At December 31, 2007 $57.9 million was reported as note and interest payable to Hallmark Cards affiliate in the Company's consolidated balance sheet. At December 31, 2008, $62.0 million, was reported as note and interest payable to HC Crown and $717,000 is reported as interest payable to Hallmark Cards affiliate on the Company's consolidated balance sheet. The $717,000 of interest was paid on January 5, 2009.

Note and Interest Payable to Hallmark Cards

        During 2007, the Internal Revenue Service completed its examination of Hallmark Cards' consolidated tax returns for fiscal years 2003 and 2004 and determined that, with respect to a portion of the losses attributable to the Company for fiscal years 2003 and 2004, Hallmark Cards should not have carried back such losses to its consolidated federal tax returns filed for fiscal years 2001 and 2002. These losses are available as carry-forwards in the consolidated federal tax return beginning in 2005 and later years. Furthermore, the examination changed the amount of foreign tax credits that had previously been conveyed to the Company under the Tax Sharing Agreement. Because the Company's share of the tax benefits realized from such losses and credits, $25.2 million, were either contributed to the Company in cash or applied as an offset against amounts owed by the Company to other members of the consolidated group, the Company was obligated to return this amount to Hallmark Cards plus interest related thereto in the amount of $7.9 million. As a result, the Company recorded a $33.1 million payable to Hallmark Cards with a corresponding $25.2 million reduction of additional paid-in capital and a $7.9 million charge to interest expense, all of which were recognized during the three months ended June 30, 2007.

        On July 27, 2007, the Company replaced a payable to Hallmark Cards under the Tax Sharing Agreement with a $33.1 million promissory note payable to Hallmark Cards due in July 2009 with interest at LIBOR plus 3% per annum (the "Tax Note"). The Tax Note could be prepaid in whole or in part with no penalty. The Company was not required to make any cash payments prior to maturity. Until the Tax Note and related interest were paid in full, Hallmark Cards offset any future tax benefits it realized pursuant to the Tax Sharing Agreement, first against accrued and unpaid interest and then against the unpaid principal balance. In 2007, Hallmark Cards offset $12.2 million against $1.1 million of accrued and unpaid interest and $11.1 million of unpaid principal. Additionally, in September 2007, the Company recorded an additional $85,000 charge to interest expense related to the receipt of an invoice for the actual amount owed in regard to the return of tax benefits under the Tax Sharing

Agreement. In 2008, Hallmark Cards offset $21.3 million against $1.0 million of accrued and unpaid interest and $20.3 million of unpaid principal.

        On April 14, 2008, the Internal Revenue Service refunded to Hallmark Cards a portion of the interest previously paid in connection with the disallowance of certain net operating losses. In July 2008, Hallmark Cards notified the Company that they had reduced the Company's indebtedness as of April 14, 2008, under the Tax Note by $1.5 million in consideration of the Company's applicable portion of such refund. Accordingly, the Company reduced interest expense during the three months ended June 30, 2008.

        At December 31, 2007 and 2008, interest was paid to the respective balance sheet dates. In December 2008, the Company paid Hallmark Cards the $228,000 remaining principal balance under the note in order to fully satisfy the note. At December 31, 2007, $22.1 million of the outstanding balance bore interest at the Eurodollar rates of 8.23%. At December 31, 2007 and 2008, borrowings under the note were $22.1 million and $0, respectively, and are each reported as note and interest payable to Hallmark Cards in the Company's consolidated balance sheets.

        The Tax Note and all payments thereunder were subordinated to the bank credit facility extended to the Company by JP Morgan Chase Bank.

Interest Paid to HC Crown

        Interest expense paid to HC Crown, which formerly was payable to the Company's bank syndicate and resulted from a reduction in the interest rate and commitment fee payable to the Company's bank syndicate in Amendment No. 8 and Amendment No. 10 to the Company's credit facility, was $1.8 million for the year ended December 31, 2007, and $1.1 million for the year ended December 31, 2008.

Hallmark Agreements Related to Bank Credit Facility

  Bank Credit Facility

        In 2001, we entered into a credit agreement (which agreement has been amended subsequently, with the most recent amendment dated March 2, 2009) with a syndicate of banks, led by JP Morgan Chase Bank, N.A. as Administrative Agent and Issuing Bank. The facility is guaranteed by our subsidiaries, is secured by all tangible and intangible property of Crown Media Holdings and its subsidiaries, and is guaranteed by Hallmark Cards. As a result of amendments through March 2009, the bank credit facility is a revolving line of credit with JP Morgan Chase Bank, N.A., in the amount of $45.0 million. The credit agreement for the bank credit facility, including all of its amendments, are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008.

        By an Amendment No. 15 in March 2009, the maturity date of the bank credit facility was extended to March 31, 2010. Under a prior amendment, the amounts available under this facility have and will be reduced from $130.0 million as follows:

Date	Revolving Credit Commitment
March 10, 2008	$90,000,000
June 30, 2008	$60,000,000
September 30, 2008	$50,000,000
March 31, 2009	$45,000,000

        In connection with Amendment No. 14, JP Morgan Chase Bank became the sole lender under the bank credit facility by acquiring the interests of all other lending banks. Concurrent with the execution of the March 2008 amendment, the existing Hallmark Cards' support letter of credit was reissued by JPMorgan in the face amount of $90.0 million and with an expiration date of June 10, 2009. Effective April 1, 2009, this letter of credit was cancelled with the permission of JPMorgan Chase Bank, and Hallmark Cards has provided a guarantee agreement.

        Each loan under the bank credit facility bears interest at a Eurodollar rate or an alternate base rate as we may request at the time of borrowing. The Eurodollar rate is based on the London interbank market for Eurodollars, and remains in effect for the time period of the loan ranging from one, two, three, six or twelve months. The alternate rate is based upon the prime rate of JP Morgan Chase Bank, a certificate of deposit rate or the Federal Funds effective rate, which is adjusted whenever the rates change. We were required to pay a commitment fee of 0.15% per annum of the committed, but not outstanding, amounts under the revolving credit facility, payable in quarterly installments. Pursuant to Amendment No. 15, the commitment fee of 0.15% per annum was increased to 0.375% per annum, which results in no increase to us because the difference was previously paid by us to Hallmark Cards.

        At December 31, 2007 and 2008, the Company had outstanding borrowings of $69.5 million and $28.6 million, respectively, under the credit facility and there were no letters of credit outstanding. At December 31, 2007, $69.5 million of the outstanding balance bore interest at the Eurodollar rate (5.67% weighted average rate at December 31, 2007) and $0 bore interest at the JP Morgan Chase Bank prime rate. At December 31, 2008, $28.6 million of the outstanding balance bore interest at the Eurodollar rate (2.02% weighted average rate at December 31, 2008) and $0 bore interest at the JP Morgan Chase Bank prime rate. Interest expense on borrowings under the credit facility for each of the years ended December 31, 2006, 2007 and 2008, was $12.7 million, $5.4 million and $2.1 million, respectively.

        The credit agreement, as amended, contains a number of affirmative and negative covenants. The Company was in compliance with these covenants at December 31, 2008. Events of default under the amended credit agreement include, among other things, (1) the failure to pay principal or interest, with the default continuing unremedied for five days after receipt of a remittance advice, (2) a failure to observe covenants, (3) a change in control, (4) the Hallmark Cards' guarantee of the credit facility shall have expired or otherwise terminated or Hallmark Cards shall have disavowed its obligations under the guarantee or default shall otherwise have occurred in accordance with the terms of the guarantee, (5) a termination by Hallmark Cards or any of its affiliates of the right of Crown Media Holdings or its subsidiaries to use the names "Hallmark" or "Crown" in their television services or any Channels owned or operated by them. For purposes of the credit facility, a change in control means that (a) Hallmark Cards ceases to own directly or indirectly at least 80% of the equity interest of Hallmark Entertainment Investment, (b) Hallmark Entertainment Holdings ceases to have sufficient voting power to elect a majority of Crown Media Holdings' board of directors or beneficial ownership of over a majority of the outstanding equity interest of Crown Media Holdings having voting power, (c) the majority of the Board is not comprised of individuals who were either in office or who were nominated by a two-third's vote of individuals in office or so nominated as at December 17, 2001, or (d) the consummation by the Company of a Rule 13e-3 transaction (or a "going-private" transaction) as defined in the Securities Exchange Act.

  Hallmark Guarantee; Interest and Fee Reductions

        Hallmark Cards has provided to the lending bank under the credit facility the Hallmark Cards facility guarantee. The guarantee is unconditional for obligations of the Company under the bank credit facility. If any payment is made on the guarantee, it will be treated as a purchase of the lending bank's interest in the credit facility.

        From March 2005 until the effective date of Amendment 15 to the bank credit facility on April 1, 2009, Hallmark Cards provided an irrevocable letter of credit to JP Morgan Chase Bank as credit support for our obligations under the Company's bank credit facility. We previously paid the letter of credit fees.

        Also, when the letter of credit of Hallmark resulted in reductions in the interest rates and commitment fees under the credit facility, we agreed to pay and have paid the amounts of the reductions to Hallmark Cards. Based on the interest rate and commitment fee which will be effective on April 1, 2009, we will pay to Hallmark Cards the amounts resulting from the reduction in the interest rate by 0.75% and the reduction in the commitment fee by 0.125%.

Waiver and Standby Purchase Agreement and Related Amendments

        On March 10, 2008, we, Hallmark Cards, Incorporated and affiliates of Hallmark Cards who hold obligations of ours entered into an Amended and Restated Waiver and Standby Purchase Agreement, which was most recently amended on May 4, 2009. This Waiver Agreement replaced a previous version of March 21, 2006 as amended through October 2007. The Waiver Agreement as amended extends to May 1, 2010, the period during which the Hallmark parties will defer the payment of obligations listed below. The Waiver Agreement of March 2008 also included the following changes: The annual addition of interest to principal on the obligations described below (except the 10.25% Note continues to add interests semi-annually to the principal); the extension of the maturity dates of three notes (the two lines of credit—the 2001 and 2006 notes—and the 2005 note mentioned below) to March 31, 2010 at that time; fixing the interest rate of these three notes to a rate of LIBOR plus 5%, adjusted quarterly; the accrual and addition to principal of interest through November 15, 2008 on these three notes; a requirement to pay interest on these three notes in cash, quarterly commencing November 16, 2008; and a change to the definition of Excess Cash Flow. As revised, the Waiver Agreement defers all payments due on any of the following obligations and payment of interest thereon until May 1, 2010, or an earlier date as described below as the waiver termination date, whereupon all of these amounts become immediately due and payable (the "Waiver Period"):

  •
  Note and interest payable to HC Crown, dated December 14, 2001, in the original principal amount of $75.0 million, payable to HC Crown. (Total amount outstanding at December 31, 2007 and 2008, including accrued interest was $101.4 million and $109.8 million, respectively.)

  •
  $70.0 million note and interest payable to Hallmark Cards affiliate, dated March 21, 2006, arising out of the sale to Crown Media Holdings of the Hallmark Entertainment film library. (Total amount outstanding at December 31, 2007 and 2008, including accrued interest was $57.9 million and $62.7 million, respectively.)

  •
  10.25% senior note, dated August 5, 2003, in the initial accreted value of $400.0 million, payable to HC Crown. (Total amount outstanding at December 31, 2007 and 2008, including accrued interest was $621.3 million and $686.6 million, respectively.)

  •
  Note and interest payable to Hallmark Cards affiliate, dated as of October 1, 2005, in the principal amount of $132.8 million. (Total amount outstanding at December 31, 2007 and 2008, including accrued interest was $158.8 million and $172.1 million, respectively.)

  •
  Tax Note and interest payable to Hallmark Cards in the amount of $33.1 million, dated as of July 27, 2007. (Total amount outstanding at December 31, 2007 and 2008, including accrued interest was $22.1 million and $0.) The Tax Note was paid in full (both principal and interest) on December 31, 2008, without penalty, and, therefore, deleted from the list of waived obligations pursuant to the most recent Waiver amendment executed on March 2, 2009.

  •
  All obligations of the Company under the bank credit facility by virtue of Hallmark Cards' deemed purchase of participations in all of the obligations under a letter of credit which

    Hallmark Cards has given in support of the facility or the purchase by Hallmark Cards of all these obligations pursuant to the bank credit facility.

  •
  Any and all amounts due and owing to Hallmark Cards pursuant to the Tax Sharing Agreement.

        In addition to extending the Waiver Period, the amendment to the Waiver Agreement executed in March 2009 also includes the following: (i) our covenant not to take any action (including the issuance of new stock or options) that would prohibit us from being included as member of Hallmark Cards consolidated federal tax group; (ii) our covenant to use our commercially reasonable efforts to promptly renew the bank credit facility, extending the maturity date to at least March 31, 2010; (iii) addition of any amounts due pursuant to the Tax Sharing Agreement to the obligations being deferred; and, (iv) clarification to the definition of Excess Cash Flow for 2009.

        Hallmark Cards has agreed that it will not accelerate the maturity of any of the foregoing obligations or initiate collection proceedings during the Waiver Period. Interest will continue to accrue on these obligations during the Waiver Period and is payable as indicated above. The Company will continue to pay interest on the bank credit facility during the Waiver Period.

        The waiver termination date is on May 1, 2010, or earlier upon occurrence of any of the following events: (a) the Company fails to pay any principal or interest, regardless of amount, due on any indebtedness to unrelated parties (other than the credit facility) with an aggregate principal amount in excess of $5.0 million or any other event or condition occurs that results in any such indebtedness becoming due prior to its scheduled maturity, provided that the waiver will not terminate if the Company reduces the principal amount of such indebtedness to $5.0 million or less within five business days of a written notice of termination from Hallmark Cards; (b) certain bankruptcy events occur; (c) the Company defaults in its payment of licensing fees under the Second Amended and Restated Program License Agreement with RHI Entertainment Distribution (formerly known as Hallmark Entertainment Distribution at which time it was a wholly-owned subsidiary of Hallmark Cards); (d) a representation and warranty of the Company in the Waiver Agreement is false or misleading in any material respect; (e) the Company fails to pay interest on the bank credit facility described above to the extent that Hallmark Cards has purchased all or a portion of the indebtedness thereunder or to perform any covenants in the Waiver Agreement; or (f) the security agreements granted to the Hallmark parties shall not remain perfected.

        Under the Waiver Agreement, if the bank lender under the bank credit facility accelerates any of the indebtedness under the bank credit facility or seeks to collect any indebtedness under it, then the Company may require that Hallmark Cards or its designated subsidiary exercise an option to purchase all the outstanding indebtedness under the bank credit facility as provided in the bank credit facility. All expenses and fees in connection with this purchase would be added to the principal amount of the credit facility obligations.

        The Waiver Agreement does not limit any existing rights of Hallmark Cards or its affiliates to offset amounts owed to us under the Hallmark Tax Sharing Agreement or as otherwise agreed by us against these obligations. Additionally, during the Waiver Period, Hallmark Cards was permitted to offset future tax benefits it realizes pursuant to the Tax Sharing Agreement, first against accrued and unpaid interest and then to the unpaid principal balance of the Tax Note until the earlier of such time as the balance reaches zero or the maturity date of the Tax Note. The Tax Note was paid in full (both principal and interest) on December 31, 2008, without penalty.

        By adding tax sharing payments to the deferred obligations, estimated tax sharing payments, if any, which the Company would otherwise be required to pay to Hallmark Cards after consideration of the deferred deductibility of interest on the 10.25% Senior Secured Note will be deferred until March 31, 2010. Pursuant to the terms of the Tax Sharing Agreement, the Company will not realize a current tax benefit from such interest until it is paid to Hallmark Cards.

        Pursuant to the Waiver Agreement, the Company must make prepayments on the outstanding debt from 100% of any "Excess Cash Flow" during the Waiver Period. As amended by the most recent amendment to the Waiver Agreement executed in March 2009, "Excess Cash Flow" is defined as 1) the net proceeds of any debt or equity financings; 2) the net cash proceeds from the sale, transfer or lease by the Company of assets outside the ordinary course of business; and 3) if positive, the consolidated net cash flow from operations for a quarter calculated in the same manner as "Cash Flow Before Interest" as set forth in the Crown Media Holdings 2009 Plan as approved by the Board of Directors of Crown Media Holdings and reasonably acceptable to Hallmark Cards and the lending Hallmark affiliates (provided that in any calendar quarter the deduction for the general and administrative expenses, capital expenditures and similar items do not exceed one-quarter of the amount with respect to the items set forth in the 2009 Plan) less any amounts paid during the quarter (i) as a net reduction of the principal amount of the Credit Facility when comparing the outstanding principal amount at the beginning and the end of the quarter, (ii) as interest and other amounts due under the Credit Facility and (iii) as repayment of the obligations under the Waiver Agreement, in each case, that were not otherwise required to be paid pursuant to the terms of the Waiver Agreement. Excess Cash Flow from operations was budgeted at $43.9 million for 2008. Excess Cash Flow of $45.9 million was used to make payments on the bank credit facility of $40.9 million, on the Tax Note of $228,000 and on interest payments of $4.7 million.

        The Waiver Agreement also contains the following covenants: (1) compliance with obligations in the loan documents for the bank credit facility; (2) execution of additional documents as necessary to implement the waiver agreement; (3) commercially reasonable efforts to refinance the obligations subject to the Waiver Period as listed above; and (4) ratification of the security interests granted to the Hallmark affiliates in personal property of the Company.

        In addition, we provided a release to Hallmark Cards and related parties for any matters prior to the date of the restated Waiver Agreement.

        In consideration for Hallmark Cards to execute Amendment No. 4 to the waiver and standby agreement, on July 27, 2007, the Company executed a Copyright Security Agreement and Security and Pledge Agreement for the benefit of Hallmark Cards and its affiliates. Under the agreements, the Company and its subsidiaries grant security interests to Hallmark Cards and its affiliates in any copyright license and program license agreements and all other personal property.

Stockholders Agreement and Registration Rights

  General

        We are a party to a stockholders agreement, amended and restated as of August 30, 2001, as amended (including the modification in the January 2, 2008, agreement with NICC) with VISN, The DIRECTV Group, Inc. ("DIRECTV"), and Hallmark Entertainment Investments. The stockholders agreement provides that our Board will consist of not less than 15 directors, with 12 nominated by Hallmark Entertainment Investments, and two independent directors, who must not be officers, directors or employees of any of the parties or their affiliates, and who will be nominated by the Board. The rights of the parties to nominate a director will terminate on the later of (1) such party owning less than 5% of our common stock then outstanding or (2) such party ceasing to own at least 75% of the number of shares of our common stock held by them immediately after our initial public offering in May 2000. DIRECTV is entitled to appoint an observer to the board of directors of Crown Media Holdings until DIRECTV and its affiliates cease to own beneficially in the aggregate at least 75% of the shares of our common stock acquired in the August 2001 transaction by the predecessor holder of the shares and now held by DIRECTV.

        The stockholders agreement also provides that we will not enter into any material transaction, except for specified transactions, with any of the other parties or their affiliates involving an aggregate value of (1) $35.0 million or less, unless such transaction is approved by a majority of our independent directors and (2) more than $35.0 million, unless such transaction is approved by a majority of the members of our Board not nominated by the interested party.

        In addition, the stockholders agreement provides that, in the event that Hallmark Entertainment Investments proposes to transfer 20% or more of our outstanding common stock to an unaffiliated third party, each other party to the stockholders agreement will have the right to participate on the same terms in that transaction with respect to a proportionate number of such other party's shares, except for DIRECTV.

  Hallmark Entertainment Investments Co. Stockholders Agreement

        On March 11, 2003, Hallmark Entertainment Holdings contributed 100% of the Crown Media Holdings shares owned by it to Hallmark Entertainment Investments. Two of Crown Media Holdings investors, Liberty Crown, Inc. ("Liberty"), a subsidiary of Liberty Media, and J.P. Morgan, also contributed 100% of their Crown Media Holdings shares to Hallmark Entertainment Investments and VISN contributed 10% of its Crown Media Holdings shares to Hallmark Entertainment Investments, all in return for Hallmark Entertainment Investments shares. Prior to the Hallmark Entertainment Investments transaction, J.P. Morgan and Liberty were parties to the Crown Media Holdings stockholders agreement described above. As a result of the Hallmark Entertainment Investments transaction, J.P. Morgan and Liberty no longer have any rights pursuant to such stockholders agreement. However, Hallmark Entertainment Investments has advised Crown Media Holdings that J.P. Morgan and Liberty will retain similar rights with respect to Crown Media Holdings pursuant to the Hallmark Entertainment Investments stockholders agreement dated March 11, 2003, among Hallmark Entertainment Investments, Hallmark Entertainment Holdings, Liberty, VISN, and J.P. Morgan, including the following:

  •
  Liberty has the right to designate one person as one of the directors to the Crown Media Holdings Board that Hallmark Entertainment Investments is entitled to nominate under the Crown Media Holdings stockholders agreement described above. J.P. Morgan had the right to designate one person as one of the directors to the Crown Media Holdings Board but has surrendered such right.

  •
  Hallmark Entertainment Investments will not permit Crown Media Holdings or its subsidiaries to enter into any material transaction, except for specified transactions, with any affiliates involving an aggregate value of (a) $35.0 million or less, unless such transaction is approved by a majority of Crown Media Holdings' independent directors and (b) more than $35.0 million, unless such transaction is approved by a majority of the members of Crown Media Holdings' Board not nominated by any affiliate of Hallmark Entertainment Holdings (provided that directors designated by Liberty and J.P. Morgan will not be treated as being nominated by any affiliate of Hallmark Entertainment Holdings);

  •
  registration rights as provided for minority stockholders in the Crown Media Holdings stockholders agreement;

  •
  Hallmark Entertainment Investments may not take certain actions as specified in the Hallmark Entertainment Investments stockholder agreement without the consent of J.P. Morgan and Liberty; and

  •
  if Hallmark Entertainment Holdings proposes to transfer 20% or more of Hallmark Entertainment Investments common stock to an unaffiliated third party, each of J.P. Morgan, Liberty and VISN will have the right to participate on the same terms in the transaction on a proportional basis.

  Registration Rights

        Under the stockholders agreement, Hallmark Entertainment Investments has the right to require us on four occasions, and the other parties, as a group, have the right to require us on two occasions, to register for sale their shares of our common stock, so long as the number of shares they require us to register in each case is at least 7% of our common stock then outstanding. The other parties also have an unlimited number of "piggyback" registration rights. This means that any time we register our common stock for sale, they will have the right to include their common stock in that offering and sale.

        We are obligated to pay all expenses that result from the registration of the other parties' common stock under the stockholders agreement, other than registration and filing fees, attorneys' fees, underwriter fees or expenses and underwriting discounts and commissions. We have also indemnified the other parties against any liabilities that may result from their sale of common stock, including Securities Act liabilities.

  Rights Relating To Crown Media United States Amended and Restated Company Agreement

        Under the stockholders agreement, so long as we or any of our affiliates are entitled to have a representative on the Crown Media United States governance committee, and VISN and its affiliates either were entitled to nominate to, or designate a member of, our Board, or beneficially owned any preferred interests in Crown Media United States, neither we nor any of our affiliates were able without the consent of the member of our Board nominated by VISN or a representative of NICC, to vote in favor of:

  •
  any specified change in, or action described in, the Crown Media United States amended and restated company agreement that relates to VISN's preferred interest in Crown Media United States or that relates to VISN's rights to programming on the Hallmark Channel in the U.S. or its programming budget;

  •
  any repayment or redemption of specified equity interests in Crown Media United States;

  •
  any transfer of all of Crown Media United States' assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, unless the transferee assumes specified obligations under the Crown Media United States amended and restated company agreement until the later of the fifth anniversary of these offerings or the second anniversary of the transfer or business combination;

  •
  the dissolution of Crown Media United States, except in connection with a complete liquidation;

  •
  any transfer of all of Crown Media United States' assets to, or any business combination involving Crown Media United States' with, us or any of our affiliates, or any other material transaction with us or any of our affiliates, unless we comply with specified restrictions relating to any financial benefit we receive from the transaction that is more than what we would have received had the transaction been on an arm's-length basis or on commercially reasonable terms;

  •
  any transfer of all of Crown Media United States' assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, prior to the second anniversary of the initial public offering; or

  •
  any amendment to the Crown Media United States' amended and restated company agreement that would result in none of us or our affiliates having the right to consent to take any of the actions listed in the above bullet points.

        The restrictions set forth above were extinguished upon execution of a settlement agreement dated January 2, 2008 between Crown Media Holdings and NICC, pursuant to which NICC voluntarily relinquished its right to designate a director on our Board, effective with the resignation of NICC's designee on December 19, 2007 (for a description of this settlement agreement, see—"Crown Media United States Program Agreement with NICC" above).

Intercompany Services Agreement

        The Company has an intercompany services agreement with Hallmark Cards, which was entered into in 2003 for a term of three years and then extended for additional years through December 31, 2009. Under the agreement, Hallmark Cards provides us with the following services:

        tax services;

        risk management, health, safety and environmental services and insurance;

        legal services;

        treasury and cash management services;

        real estate consulting services;

        human resources services; and

        other services mutually agreed by the parties.

        We have agreed to pay Hallmark Cards $546,000 in 2007 and $541,000 in 2008 per year for these services, plus out-of-pocket expenses and third party fees, payable in arrears on the last business day of each quarter. The balance of the payable for services, expenses and fees under this and the previous services agreement as of December 31, 2007 and 2008, was approximately $5.1 million and $5.5 million, respectively. We believe that the services being provided under the agreement have a value at least equal to the annual fee. Commencing October 2008, the Company paid the monthly amount due under the intercompany service agreement in the total amount of approximately $135,000. The Company intends to timely pay the monthly amounts due in 2009.

Hallmark Trademark License Agreements

        Crown Media United States operates under the benefit of a limited trademark license agreement with Hallmark Licensing, Inc., dated March 27, 2001, which has been extended through September 1, 2009. The amended and restated Crown Media United States trademark agreement permits Crown Media United States to name its network service as the "Hallmark Channel." The agreement contains usage standards, which limit certain types of programming and programming content aired on Crown Media United States' network. Crown Media United States also has a similar trademark license agreement with Hallmark Licensing, Inc., which is effective January 1, 2004, and as extended expires September 1, 2009, to permit the use of the Hallmark trademark in the name of the "Hallmark Movie Channel".

        Under the agreement, if Hallmark Cards notifies us in writing that it has determined that we have failed to comply with the usage standards set forth in the agreement or have otherwise breached our obligations under the agreement, we are required to stop any non-complying activity within 10 days of that notice or we may be in default of the agreement. We also may be in default if Hallmark Cards delivers such a written notice to us with respect to its standards three or more times in any 12-month period. In addition, there may be a default under the agreement if we fail to cure any breach of the program agreement with RHI Entertainment Distribution, if we fail to make any payments due under loan agreements within five days of the due date, or if we receive an opinion from our auditors that shows that we no longer are a going concern.

        The license agreements can be terminated immediately and without notice if we transfer in any way our rights under the license agreements, if we have an event of default under the agreement or in events of bankruptcy, insolvency or similar proceedings.

Tax Sharing Agreement

        On March 11, 2003, Crown Media Holdings became a member of Hallmark Cards consolidated federal tax group and entered into the Tax Sharing Agreement with Hallmark Cards. Hallmark Cards includes Crown Media Holdings in its consolidated federal income tax returns. Accordingly, Hallmark Cards has benefited from past tax losses and may benefit from future tax losses, if any, which may be generated by Crown Media Holdings. Based on the Tax Sharing Agreement, Hallmark Cards pays Crown Media Holdings all of the benefits realized by Hallmark Cards as a result of consolidation, 75% in cash on a quarterly basis and the balance when Crown Media Holdings becomes a taxpayer. Under the Tax Sharing Agreement, at Hallmark Cards' option, this 25% balance may also be applied as an offset against any amounts owed by Crown Media Holdings to any member of the Hallmark Cards consolidated group under any loan, line of credit or other payable, subject to any limitations under any loan indentures or contracts restricting such offsets.

        An independent member of the Board of Directors of Crown Media Holdings, with advice of independent counsel approved Crown Media Holdings' entering into the Tax Sharing Agreement.

        The Company received $12.2 million and $21.3 million under the Tax Sharing Agreement during 2007 and 2008, respectively, which were offset against the Tax Note during each respective year until the balance reached zero on December 31, 2008.

Certain Business Relationships and Conflicts of Interest

        Hallmark Entertainment Investments controls a majority of our outstanding shares of Class A Common Stock and all of our outstanding shares of Class B common stock, representing approximately 95.7% of the voting power on all matters submitted to our stockholders. Hallmark Entertainment Investments' control could discourage others from initiating potential merger, takeover or other change of control transactions that may otherwise be beneficial to our businesses or holders of Class A common stock. As a result, the market price of our Class A common stock or our business could suffer.

        Hallmark Entertainment Investments' control relationship with us also could give rise to conflicts of interest, including:

  •
  conflicts between Hallmark Entertainment Investments, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

  •
  conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Hallmark Entertainment Investments or its other affiliates, on the other hand; or

  •
  conflicts related to existing or new contractual relationships between us, on the one hand, and Hallmark Entertainment Investments and its affiliates, on the other hand.

        In addition, our directors, who are also officers or directors of Hallmark Entertainment Investments or its affiliates, will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us.

        Our certificate of incorporation provides that Hallmark Cards will have no duty to refrain from engaging in activities or lines of business that are the same as or similar to the activities or lines of business in which we engage, and neither Hallmark Cards nor any officer or director of Hallmark Cards, except as provided below, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark Cards. In the event that Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark Cards and us, Hallmark Cards will have no duty to communicate or offer that corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Hallmark Cards pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not communicate information regarding that corporate opportunity to us.

        In the event that one of our directors or officers who is also a director or officer of Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Hallmark Cards, that director or officer will have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

  •
  a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Hallmark Cards, will belong to us;

  •
  a corporate opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of Hallmark Cards, will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our directors, and otherwise will belong to Hallmark Cards; and

  •
  a corporate opportunity offered to any person who is one of our officers and an officer of Hallmark Cards will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our officers, and otherwise will belong to Hallmark Cards.

        For purposes of the policy:

  •
  a director who is our Chairman of the Board or Chairman of a committee of the Board will not be deemed to be one of our officers by reason of holding that position, unless that person is one of our full-time employees;

  •
  references to us shall mean us and all corporations, partnerships, joint ventures, associations and other entities in which we beneficially own, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

  •
  the term "Hallmark Cards" means Hallmark Cards and all corporations, partnerships, joint ventures, associations and other entities, other than us, as we are defined in this paragraph, in which Hallmark Cards beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

        The foregoing provisions of our certificate of incorporation will expire on the date that Hallmark Cards ceases to own beneficially common stock representing at least 20% of the total voting power of all of our classes of outstanding capital stock and no person who is one of our directors or officers is also a director or officer of Hallmark Cards or any of its subsidiaries.

        Other than as disclosed above and under "—Stockholders Agreement and Registration Rights," there are no specific policies in place with respect to any conflicts that may arise. We expect conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law.

Transactions with JP Morgan Chase Bank

        We have a revolving credit facility with JP Morgan Chase Bank, N.A., providing a secured line of credit of up to a total of $45.0 million due March 31, 2010 ($50.0 million until the step-down effective April 1, 2009). For information regarding the terms of the bank credit agreement, please see"Bank Credit Facility and Hallmark Notes" above. We paid to JPMorgan Chase Bank under the credit facility $2.2 million in interest and fees for the year ended December 31, 2008.

        JP Morgan Chase Bank was our related party as a result of an executive officer being on the Board of the Company. This director resigned from the Company's board in August 2006. The JP

Morgan Chase Bank may also be considered a related party because of the interest of JP Morgan in Hallmark Entertainment Investments.

AUDIT COMMITTEE

Report of the Audit Committee

        Management is responsible for the Company's internal controls, and the Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on the financial statements. The Audit Committee has general oversight responsibility with respect to these matters. The Audit Committee reviews the results and scope of the audit conducted by the Company's independent auditors.

        The Audit Committee has met and held discussions with our management and independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent auditors the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

  •
  received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.

        Based on the Audit Committee's review and discussions detailed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE:

A. Drue Jennings, Chairman
Herbert Granath
Peter A. Lund

The preceding information under the caption "Report of the Audit Committee" shall be deemed to be "furnished" but not "filed" with the Securities and Exchange Commission.

Pre-Approval Policy and Procedures for Services of Independent Public Accountants

        As part of its duties under the Audit Committee Charter, the Audit Committee annually pre-approves all audit and non-audit services performed by the Company's auditors in order to assure that the auditors are independent from the Company. If a type of service to be provided by the auditors has not been pre-approved during this annual process, the Audit Committee pre-approves such service on a case-by-case basis. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the auditors.

Appointment of Auditors for 2008

        The Audit Committee of our Board engaged KPMG LLP to serve as our independent public accountant for the year ending December 31, 2009. We expect representatives of KPMG LLP to attend the annual meeting, be available to respond to appropriate questions from stockholders and be given an opportunity to speak, if desired.

Audit Fees

        The following table presents aggregate fees billed for professional services rendered by KPMG LLP, our principal accountant in fiscal years 2007 and 2008:

	Fiscal Year
Type of Fee	2007	2008
Audit Fees(1)	$1,169,844	$1,150,890
Audit-Related Fees	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,169,844	$1,150,890

    (1)
    Audit Fees are for the audit of our annual financial statements, review of financial statements included in our Forms 10-Q and services rendered in connection with management's assessment of internal controls over financial reporting and the related report in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

SUBMISSION OF STOCKHOLDER PROPOSALS

        The deadline for submitting stockholder proposals consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), for inclusion in the proxy statement for the next annual meeting is February 12, 2009.

        Our bylaws provide that any stockholder wishing to bring any nomination or other business before an annual meeting must give timely notice in proper written form to the Company Secretary not less than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, to be timely, the stockholder notice must be received not later than the close of business on the 90th day and not earlier than the 120th day prior to such annual meeting, or by the 10th day after public disclosure of the date of the annual meeting. For the Company's year 2010 annual meeting, notice must be received by April 24, 2010. The notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person's written consent to being named and to serving, if elected, as a director), (b) as to any other business proposed to be brought before the meeting, a brief description of and the reasons for the business, and any material interest of the person bringing the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of, and the class and number of shares owned by, the stockholder and any beneficial owner.

 OTHER BUSINESS

        The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors
/s/ BRIAN E. GARDNER BRIAN E. GARDNER Secretary

June 12, 2009

Form of Proxy

CROWN MEDIA HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

July 23, 2009
11:00 a.m.

Crown Media Holdings, Inc.
1325 Avenue of the Americas
22nd Floor
New York, New York 10019

PROXY

        The Board solicits this proxy for use at the Annual Meeting on July 23, 2009 and any adjournment or postponement thereof.

        The shares of stock you hold in your account will be voted as you specify on the reverse side.

        If no choice is specified, the proxy will be voted "FOR" the Board's nominees.

        By signing the proxy, you revoke all prior proxies and appoint William J. Abbott and Brian C. Stewart, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

The Board Recommends a Vote "FOR" the Board's nominees.

1.
Election of Directors:

☐ FOR all nominees listed below (except as marked to the contrary below)
☐ WITHHOLD AUTHORITY to vote for all nominees listed below
William J. Abbott	Dwight C. Arn	William Cella	Robert C. Bloss
Glenn Curtis	Steve Doyal	Brian E. Gardner	Herbert Granath
Donald Hall, Jr.	Irvine O. Hockaday, Jr.	A. Drue Jennings	Peter A. Lund
Brad R. Moore	Deanne Stedem

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE IMMEDIATELY BELOW.)

2.
In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "FOR" THE BOARD'S NOMINEES.

Address Change? Mark Box ☐
Indicate changes below:

Dated:	, 2009

Signature

Signature if held jointly

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

COMPANY #
CONTROL #

Voting Instructions

        There are three ways to vote your Proxy: by telephone, via the Internet or by mail. The telephone and Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore you should follow the voting instructions on the form you receive from your bank or broker.

Vote by Telephone

        Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week by calling 1-800-435-6710. Have your proxy card in hand when you call. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the recorded instructions.

        Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is 11:59 p.m. EDT on July 22, 2009.

Vote Via the Internet

        Log on to the Internet and go to the web site http://www.proxyvote.com 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the instructions provided.

        If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you are solely responsible. Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for Internet voting is 11:59 p.m. EDT on July 22, 2009.

Vote by Mail

        You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this and you should make your request by July 9, 2009. You then vote by completing, signing, dating, and returning a proxy card. The proxy card must be received by the close of business on July 22, 2009.

        Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by telephone or the Internet, please do NOT mail your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

QuickLinks

CROWN MEDIA HOLDINGS, INC. 12700 Ventura Boulevard Studio City, California 91604 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS JULY 23, 2009
CROWN MEDIA HOLDINGS, INC. 12700 Ventura Boulevard Studio City, California 91604 PROXY STATEMENT For ANNUAL MEETING OF STOCKHOLDERS To Be Held On July 23, 2009
SOLICITATION OF PROXIES
PLEASE VOTE. YOUR VOTE IS IMPORTANT.
PROPOSAL ELECTION OF DIRECTORS
THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES
MEETINGS AND COMMITTEES OF THE BOARD
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Amount of Nature of Beneficial Ownership(1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER BUSINESS